UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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BUNGE LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting
of Shareholders and
2019 Proxy Statement
April 10, 2019

Bunge Limited 50 Main Street White Plains, New York, 10606 U.S.A

April 10, 2019

Dear Shareholder:
You are cordially invited to attend our Annual General Meeting of Shareholders, which will be held on Thursday, May 23, 2019 at 10:00 am, Eastern Time, at the Sofitel Hotel, 45 West 44th Street, in New York City. The proxy statement contains important information about the Annual General Meeting, the proposals we will consider and how you can vote your shares.
2018 was a year of significant change for Bunge. Amidst the backdrop of a volatile agribusiness industry environment marked by an uncertain global trade situation, we remained resilient and worked hard to navigate these challenges, as we have throughout our 200-year history. While our results did not meet our expectations for the year, we had some notable achievements, and took action to place the company on a better footing for the future. We completed the Loders Croklaan acquisition, positioning us as a global leader in B2B edible oils with a comprehensive portfolio and strong innovation capabilities. We exceeded the ambitious cost reduction targets we set as part of our Global Competitiveness Program, which will enable us to reach the full program targets a year ahead of schedule. We have significantly refreshed our Board, its leadership and the leadership of Bunge. We also formed a Board level Strategic Review Committee to conduct a comprehensive assessment of our business portfolio, focused on enhancing long-term shareholder value.
As we move forward with these efforts, a key priority of our Board and management is ensuring strong engagement with our shareholders on the topics that matter most to them. We view our proxy statement as an important element of our shareholder communications program. We encourage you to carefully review the information in the proxy statement as well as our annual report.
Your vote is very important to us. We encourage you to vote as soon as possible, regardless of whether you will attend the Annual General Meeting. This will help us ensure that your vote is represented at the Annual General Meeting.
As we look ahead, we are excited about the significant value creation opportunities in front of us as our dedicated management team executes on our strategic priorities. On behalf of the Board of Directors and all the employees of Bunge, I extend our appreciation for your investment in Bunge. We look forward to seeing you at the Annual General Meeting.

Kathleen Hyle Chair of the Board of Directors

Bunge Limited 50 Main Street White Plains, New York, 10606 U.S.A

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
Bunge Limited's 2019 Annual General Meeting of Shareholders will be held on May 23, 2019 at 10:00 am, Eastern Time, at the Sofitel Hotel, 45 West 44th Street, in New York City. At the Annual General Meeting, we will discuss and you will vote on the following proposals:

•	Proposal 1 — the election of the 10 directors named in the proxy statement to our Board of Directors;

•
Proposal 2 — the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2019 and the authorization of the Audit Committee of the Board of Directors to determine the independent auditors' fees; and

•	Proposal 3 — the approval of a non-binding advisory vote on the compensation of our named executive officers.
Shareholders will also consider and act on such other matters as may properly come before the meeting or any adjournments or postponements thereof.
We will also present at the Annual General Meeting the consolidated financial statements and independent auditors' reports for the fiscal year ended December 31, 2018, copies of which can be found in our 2018 Annual Report that accompanies this notice.
March 28, 2019 is the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements. You will be required to bring certain documents with you to be admitted to the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.
Your vote is very important. Whether or not you plan to attend the Annual General Meeting in person, please promptly vote by mail, internet or telephone so that your shares will be represented at the Annual General Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on May 23, 2019: Our 2019 Proxy Statement is available at www.bunge.com/2019proxy.pdf and our 2018 Annual Report is available at www.bunge.com/2018ar.pdf.
By order of the Board of Directors.

April 10, 2019	Carla L. Heiss Secretary

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PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this proxy statement. As it is only a summary, please review the entire proxy statement before voting.

Annual General Meeting Information

• Time and Date:	Thursday, May 23, 2019, at 10:00 am Eastern Time
• Location:	Sofitel Hotel, 45 West 44th Street, New York, NY 10036.
• Record Date:	Shareholders of record as of the close of business on March 28, 2019 are entitled to vote.
• Voting:	Each outstanding common share is entitled to one vote. You may vote by telephone, internet, mail or by attending the Annual General Meeting. Please see "How Do I Vote?" on page 7.
• Attendance:	To attend, please follow the instructions contained in "How do I attend the Annual General Meeting?" on page 7.

Proposals and Voting Recommendations

Proposal		Board's Voting Recommendation	Vote Required For Approval	Page References (for more detail)
Proposal 1.	Election of Directors	FOR EACH NOMINEE	MAJORITY OF VOTES CAST	19
Proposal 2.	Appointment of Independent Auditors	FOR	MAJORITY OF VOTES CAST	68
Proposal 3.	Advisory Vote to Approve Named Executive Officer Compensation	FOR	MAJORITY OF VOTES CAST	70

Director Nominees
The Board of Directors has nominated the 10 directors named below for election at the Annual General Meeting and recommends FOR the election of each director nominee. Each nominee is currently a director of the Company. The following table provides summary information about each nominee, including committee assignments. (See "Election of Directors" for additional information regarding the nominees.)

Name	Independent	Audit (1)	Compensation (2)	FRPC (3)	CGNC (4)	SCRC (5)	SRC (6)
Vinita Bali Director since 2018	•	•	•			•
Carol M. Browner Director since 2013	•				•	•(C)
Andrew Ferrier Director since 2012	•		•(C)		•		•
Paul Fribourg Director since 2018				•			•(C)
J. Erik Fyrwald Director since 2018	•			•	•(C)
Gregory A. Heckman** Director since 2018							•
Kathleen Hyle* Director since 2012	•						•
John E. McGlade Director since 2014	•		•		•	•
Henry W. (Jay) Winship Director since 2018	•	•(C)	•				•
Mark N. Zenuk Director since 2018	•	•		•(C)			•

• = Member		(C) = Chair	(*) = Board Chair	(**) = Acting Chief Executive Officer
(1)	Audit: Audit Committee	(2) Compensation: Compensation Committee	(3) FRPC: Finance and Risk Policy Committee
(4)	CGNC: Corporate Governance and Nominations Committee		(5) SCRC: Sustainability and Corporate Responsibility Committee
(6)	SRC: Strategic Review Committee
Key Qualifications and Experience
Our Board possesses a diverse range of relevant and complementary skills, qualifications, backgrounds and experience, including the key qualifications listed below and in the following director nominee skills matrix. Further details regarding each director’s qualifications, experience and skills are included in each director nominee’s profile in "Proposal 1 - Election of Directors." This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

Name	CEO/Senior Leadership	Agriculture/ Food Industry	International/ Global Operations	Finance/ Risk Management	Strategy/M&A	Regulatory/Public Policy/Sustainability	Corporate Governance
Vinita Bali	•	•	•		•	•	•
Carol M. Browner	•				•	•	•
Andrew Ferrier	•	•	•	•	•		•
Paul Fribourg	•	•	•	•	•		•
J. Erik Fyrwald	•	•	•	•	•	•	•
Gregory A. Heckman	•	•	•	•	•		•
Kathleen Hyle	•			•	•	•	•
John E. McGlade	•		•	•	•		•
Henry W. (Jay) Winship	•			•	•		•
Mark N. Zenuk	•	•	•	•	•

Director Nominees Snapshot
Corporate Governance Highlights
Our commitment to good corporate governance practices includes the following:

•	Separate Chair and CEO.

•	Independent, non-executive Board Chair.

•	Declassified Board.

•	Eight out of 10 independent Board nominees; and only independent directors serve on the Audit, Compensation and Corporate Governance and Nominations Committees.

•	Commitment to Board refreshment, with six of 10 director nominees having joined the Board within the past year.

•	Director retirement age of 72.

•	Majority voting for directors.

•	Non-management directors meet regularly in executive sessions.

•	Diverse and international Board with broad range of key skills, qualifications and experience.

•	Annual Board review of Company strategy.

•	Active risk oversight by full Board and committees.

•	Board commitment to sustainability and corporate citizenship.

•	Robust Board self-assessment and director nomination processes.

•	Rigorous stock ownership guidelines for directors and executive officers.

•	Long-standing, robust investor outreach program.

•	Holders of 10% or more of our common shares have the ability to call a special meeting.

•	No poison pill.

•	Board takes active role in management succession planning.

2018 Financial and Strategic Highlights
2018 marked a year of significant change for Bunge. Highlights of our operational, strategic, and financial achievements are provided below:

•	Completed the acquisition of Loders Croklaan, positioning us as a global leader in B2B edible oils.

•	Achieved $200 million in cumulative savings under our Global Competitiveness Program, substantially exceeding our annual target for the program.

•	Formed a Strategic Review Committee of our Board to conduct a comprehensive assessment of our business portfolio, focused on enhancing long-term shareholder value.

•	Continued our focus on cash flow and prudent capital management, increasing operating cash flows by $700 million compared to 2017 and maintaining disciplined capex controls.

•	Returned approximately $305 million to shareholders through dividends, our 17th year of consecutive common share dividend increases.

Executive Compensation Highlights
Bunge's executive compensation philosophy is built upon a strong foundation of linking pay with performance over the long-term and is structured to:

•	Align the interests of executives with the long-term interests of shareholders. The majority of our named executive officers' pay opportunity is delivered in the form of performance-based equity.

•	Drive business goals and strategies. Incentive plan targets are directly tied to business goals and strategies, and are based upon metrics that drive long-term value creation.

•
Reward profitable growth and increased shareholder value. Performance measures balance earnings growth and returns on investment. The pay mix is equity leveraged, resulting in realized compensation in line with stock price performance.

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL GENERAL MEETING
Questions and Answers about Voting Your Common Shares
Why did I receive this Proxy Statement?
Bunge Limited ("Bunge" or the "Company") has furnished these proxy materials to you because Bunge's Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders on May 23, 2019 (the "Annual General Meeting"). This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about Bunge. Bunge's 2018 Annual Report, which includes Bunge's 2018 Annual Report on Form 10-K, is also being furnished together with this proxy statement. If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting. Bunge is making its proxy materials first available to shareholders on or about April 10, 2019.
Bunge has sent these materials to each person who is registered as a holder of its common shares in its register of shareholders (such owners are often referred to as "holders of record" or "registered holders") as of the close of business on March 28, 2019, the record date for the Annual General Meeting.
Bunge has requested that banks, brokerage firms and other nominees who hold Bunge common shares on behalf of the owners of the common shares (such owners are often referred to as "beneficial shareholders" or "street name holders") as of the close of business on March 28, 2019 forward either a Notice (defined below) or a printed copy of these materials, together with a proxy card or voting instruction form, to those beneficial shareholders. Bunge has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
Finally, Bunge has provided for these materials to be sent to persons who have interests in Bunge common shares through participation in the Company share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan and the Bunge Savings Plan—Supplement A. Although these persons are not eligible to vote directly at the Annual General Meeting, they may, however, instruct the trustees of the plans on how to vote the common shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans. If you do not provide voting instructions for shares held for you in any of these plans, the trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
Shareholders who owned our common shares as of the close of business on the record date for the Annual General Meeting are entitled to attend and vote at the Annual General Meeting and adjournments or postponements of the Annual General Meeting. The share register will not be closed between the record date and the date of the Annual General Meeting. A poll will be taken on each proposal to be put to the Annual General Meeting.
What is Notice and Access and why did Bunge elect to use it?
As permitted by regulations of the Securities and Exchange Commission, Notice and Access provides companies with the ability to make proxy materials available to shareholders electronically via the Internet. Bunge has elected to provide many of our shareholders with a Notice of Internet Availability of Proxy Materials ("Notice") instead of receiving a full set of printed proxy materials in the mail. The Notice is a document that provides instructions regarding how to:

•	view our proxy materials on the Internet;

•	vote your shares; and

•	request printed copies of these materials, including the proxy card or voting instruction form.
On or about April 10, 2019, we began mailing the Notice to certain beneficial shareholders and posted our proxy materials on the website referenced in the Notice. See "Notice of Internet Availability of Proxy Materials" in this proxy statement for more information about where to view our proxy materials on the Internet.
As more fully described in the Notice, shareholders who received the Notice may choose to access our proxy materials on the website referenced in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The selected delivery choice will remain in effect until changed by the shareholder. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials by email unless you elect otherwise.
How many votes do I have?
Every holder of a common share will be entitled to one vote per share for the election of each director and to one vote per share on each other matter presented at the Annual General Meeting. On March 28, 2019, there were 141,463,244 common shares issued and outstanding and entitled to vote at the Annual General Meeting.
What proposals are being presented at the Annual General Meeting?
Shareholders are being asked to vote on the following matters at the Annual General Meeting:

•	Proposal 1 — election of the 10 directors named in this proxy statement;

•	Proposal 2 — the appointment of Deloitte & Touche LLP as our independent auditors and authorization of the Audit Committee of the Board to determine the auditors' fees; and

•	Proposal 3 — the approval of a non-binding advisory vote on the compensation of our named executive officers.
Other than the matters set forth in this proxy statement and matters incidental to the conduct of the Annual General Meeting, Bunge does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.
How do I attend the Annual General Meeting?
For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card, as well as a form of photo identification, to the shareholders' check-in area, where their ownership will be verified. Those who have beneficial ownership of common shares held by a bank, brokerage firm or other nominee must bring account statements or letters from their banks or brokers showing that they own Bunge common shares, together with a form of photo identification. Registration will begin at 9:00 a.m., EDT, and the Annual General Meeting will begin at 10:00 a.m., EDT.
How do I vote?
You can exercise your vote in the following ways:

•
By Telephone or the Internet:  If you are a shareholder of record, you may appoint your proxy by telephone, or electronically through the Internet, by following the instructions on your proxy card. If you are a beneficial shareholder, please follow the instructions on your Notice or voting instruction form.

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By Mail:  If you are a shareholder of record, you can appoint your proxy by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are a beneficial shareholder and received or requested printed copies of the proxy materials, you can vote by following the instructions on your voting instruction form.

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At the Annual General Meeting:  If you are planning to attend the Annual General Meeting and wish to vote your common shares in person, we will give you a ballot at the meeting. Shareholders who own their common shares in street name are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares. You must bring this additional proxy to the Annual General Meeting.

Your vote is very important. Even if you plan to be present at the Annual General Meeting, we encourage you to vote as soon as possible.
What if I return my proxy card but do not mark it to show how I am voting?
If you sign and return your proxy card or voting instruction form but do not indicate instructions for voting, your common shares will be voted "FOR" each of Proposals 1, 2 and 3. With respect to any other matter which may properly come before the Annual General Meeting, your common shares will be voted at the discretion of the proxy holders.
May I change or revoke my proxy?
You may change or revoke your proxy at any time before it is exercised in one of four ways:

•	Notify our Secretary in writing at the address provided below before the Annual General Meeting that you are revoking your proxy;

•	Use the telephone or the Internet to change your proxy;

•	Submit another proxy card (or voting instruction form if you hold your common shares in street name) with a later date; or

•	If you are a holder of record, or a beneficial holder with a proxy from the holder of record, vote in person at the Annual General Meeting.
You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above. Any written notice of revocation must be sent to the attention of our Secretary at 50 Main Street, White Plains, New York 10606, U.S.A., or by facsimile to (914) 684-3497.
What does it mean if I receive more than one Notice or set of proxy materials?
It means that you have multiple accounts at the transfer agent and/or with banks and stock brokers. Please vote all of your common shares. Beneficial shareholders sharing an address who are receiving multiple Notices or copies of proxy materials will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of Bunge's common shares, your broker, bank or other nominee may deliver only one copy of the Notice or proxy materials to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Bunge will deliver promptly, upon written or oral request, a separate copy of the Notice, proxy statement or 2018 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of these documents should submit their request to Bunge's Investor Relations department by telephone at (914) 684-2800 or by submitting a written request to 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Investor Relations.
Can I receive future proxy materials electronically?
Shareholders can help us conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please visit our website at www.bunge.com, click on the "Investors—Shareholder Info & Services—Electronic Delivery Enrollment" links and follow the instructions provided.
What constitutes a quorum?
The presence at the start of the Annual General Meeting of at least two persons representing, in person or by proxy, more than one-half of our outstanding common shares will constitute a quorum for the transaction of business.
What vote is required in order to approve each proposal?
The affirmative vote of a majority of the votes cast is required to elect each of the nominees for director (Proposal 1). As this is an uncontested election, any nominee for director who receives a greater number of votes "against" his or her election than votes "for" such election will not be elected to the Board and the position on the Board that would have been filled by the director nominee will become vacant.
The affirmative vote of a majority of the votes cast is also required to approve the appointment of our independent auditors (Proposal 2) and the non-binding advisory vote on executive officer compensation (Proposal 3).
Proposal 3 is an advisory vote only and, as discussed in the proposal later in this proxy statement, the voting results are not binding on us. However, consistent with our record of shareholder engagement, our Board will review the results of the vote and will take them into account in considering the compensation of our executive officers.
Pursuant to Bermuda law, (i) common shares which are represented by "broker non-votes" (i.e., common shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.
Under the rules of the New York Stock Exchange ("NYSE"), if you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your common shares in connection with Proposals 1 and 3. Accordingly, if your common shares are held in street name and you do not submit voting instructions to your broker, your common shares will be treated as broker non-votes for these proposals.
How will voting on any other business be conducted?
Other than the matters set forth in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is properly proposed and presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at the discretion of the proxy holders.
Who will count the votes?
Broadridge will act as the inspector of election and will tabulate the votes.
Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card
Bunge shareholders should complete and return the proxy card as soon as possible. To be valid, your proxy card must be completed in accordance with the instructions on it and received by us no later than 11:59 p.m., EDT, on May 22, 2019. If you appoint your proxy by telephone or the Internet, we must receive your appointment no later than 11:59 p.m., EDT, on May 22, 2019. If you participate in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan or the Bunge Savings Plan — Supplement A, you must also submit your voting instructions by this deadline in order to allow the plan trustees time to receive your voting instructions and vote on behalf of the plans. If your common shares are held in street name and you are voting by mail, you should return your voting instruction form in accordance with the instructions on that form or as provided by the bank, brokerage firm or other nominee who holds Bunge common shares on your behalf.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of proxy materials and the Notice. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.
We have retained Innisfree M&A Incorporated to assist us in the distribution of the proxy materials and to act as proxy solicitor for the Annual General Meeting for a fee of $15,000 plus reasonable out-of-pocket expenses. In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone and other means by our directors, officers and/or other employees. We will not pay any additional compensation to these individuals for any such services.

CORPORATE GOVERNANCE
The following sections provide an overview of Bunge's corporate governance policies and practices, including with respect to Board tenure and refreshment, independence of directors, Board leadership, risk oversight, shareholder outreach and the structure and key aspects of our Board and committee operations. The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.
Board and Corporate Governance Developments
Our Board is committed to highly effective corporate governance that is responsive to shareholders. We have conducted a robust formal shareholder outreach program for several years in which we listen to our shareholders’ perspective on our performance and strategy, governance matters, our executive compensation program, sustainability and other topics of interest to shareholders. In addition, through our other investor relations activities we also solicit shareholder perspectives on these matters. See “Corporate Governance - Shareholder Outreach and Engagement” for more information on these activities.
At our 2018 annual general meeting of shareholders, directors Ernest Bachrach, Enrique Boilini, L. Patrick Lupo and Soren Schroder, our two longest tenured directors, our then non-executive Board Chair and our then CEO, respectively, each received support from less than 80% of the votes cast, compared to at least 88% the prior year. Following the vote, we solicited feedback from some of our institutional shareholders in order to understand our shareholders’ concerns and enable us to take appropriate action in response. Based on this shareholder feedback, we concluded that the primary driver of the reduced support for these directors was increasing dissatisfaction with the financial performance and share price of the Company and a desire to send a message to our Board expressing this sentiment.
As the Board was considering potential actions to be taken in light of this shareholder feedback, as well as other shareholder views expressed to us on our strategy, performance and Board composition, in October 2018, the Company, following an extensive and deliberative engagement process, entered into a cooperation agreement with Continental Grain Company ("CGC") and Mr. Paul Fribourg, and a separate cooperation agreement (collectively, the "Cooperation Agreements") with D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C (collectively, the "D.E. Shaw Parties"). Under the terms of these Cooperation Agreements, among other things, we appointed Paul Fribourg, Gregory A. Heckman and Henry W. (Jay) Winship to the Board. We also formed a Strategic Review Committee of the Board chaired by Mr. Fribourg focused on developing recommendations to enhance shareholder value. We then appointed J. Erik Fyrwald to the Board in December 2018 as a mutually agreed independent director under the terms of the Cooperation Agreements. The appointment of these directors, together with Vinita Bali and Mark N. Zenuk, who were appointed to the Board earlier in 2018, brought the number of new directors appointed during 2018 to six, representing significant refreshment of the Board's membership.
In December 2018, the Board named Kathleen Hyle as non-executive Board Chair. Further, in January 2019, we changed the leadership and composition of several Board committees, naming Mr. Winship to chair the Audit Committee, Mr. Fyrwald to chair the Corporate Governance and Nominations Committee, Mr. Zenuk to chair the Finance and Risk Policy Committee and Mr. Andrew Ferrier to chair the Compensation Committee. At that time, Messrs. Bachrach, Boilini and Lupo also informed us that they would not seek re-election to the Board at the 2019 Annual General Meeting in alignment with our Board refreshment initiatives.
Finally, in January 2019, Mr. Heckman was named Acting Chief Executive Officer, succeeding Mr. Schroder, who also resigned from the Board at that time. The Board has formed a CEO search committee that is engaged in a global search process to identify a permanent CEO.
Board Structure and Size
As of the date of this proxy statement, our Board consists of 13 directors (decreasing to ten upon the expiration of Messrs. Bachrach, Boilini and Lupo's current terms at the Annual General Meeting). Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

Board Tenure and Refreshment
The Board actively reviews and refreshes its membership. Given the complexity and long-term nature of our business, we believe that a mix of longer-tenured, experienced directors and newer directors with fresh perspectives contributes to an effective Board. In furtherance of this objective, the Board maintains an active Board succession and refreshment program led by the Corporate Governance and Nominations Committee. In 2018, the Board added six new directors and in 2019, five directors, including our three longest tenured directors, have either left the Board or decided not to stand for reelection at the Annual General Meeting. As a result, the average tenure of our director nominees is approximately three years, with the longest tenured nominees having served for seven years. This significant Board refreshment process has also resulted in an increase in the depth and scope of qualifications and diversity represented on the Board.
The Board has adopted a Board retirement age of 72; however, it does not impose director tenure limits as the Board believes that imposing limits on director tenure could arbitrarily deprive it of the valuable contributions of its most experienced members. Accordingly, length of Board service is one of a variety of factors considered by the Corporate Governance and Nominations Committee in making director nomination recommendations to the Board. Additionally, we have implemented full declassification of our Board, which means each director must be re-nominated by the Board on an annual basis. This provides the Board with the opportunity to consider the optimal mix of skills, qualifications and experience each year.
Board Independence
The Board is composed of a substantial majority of independent directors. Currently, 11 out of 13 incumbent directors and eight out of 10 of our director nominees are independent.
In accordance with the listing standards of the NYSE, to be considered independent, a director must have no material relationship with Bunge directly or as a partner, shareholder or officer of an organization that has a relationship with Bunge. The NYSE has also established enhanced independence standards applicable to members of our audit committee and our compensation committee.
The Board annually reviews commercial and other relationships between directors or members of their immediate families and Bunge in order to make a determination regarding the independence of each director. To assist it in making these determinations, the Board has adopted categorical standards of director independence which are set forth in Annex A to our Corporate Governance Guidelines, which are included as Appendix A to this proxy statement and are also available through the "Investors — Governance" section of our website, www.bunge.com. Transactions, relationships and arrangements between a director and Bunge that are within our independence standards are deemed immaterial, subject to NYSE standards. Additionally, Bunge's bye-laws provide that no more than two directors may be employed by Bunge or any company or entity which is controlled by Bunge.
In making its independence determinations, the Board considers relevant facts and circumstances, including that in the normal course of business, purchase and sale and other commercial and charitable transactions or relationships may occur between Bunge and other companies or organizations with which some of our directors or their immediate family members are affiliated. For 2018, the Board considered the following transactions and relationships and determined them to be immaterial:

•
ordinary course business transactions between Bunge and companies with which Ms. Bali and Mr. McGlade are affiliated as non-executive directors. These transactions totaled approximately $10,000 or less in 2018.

•
ordinary course business transactions with certain portfolio companies of Tillridge Global Agribusiness Partners, a private equity firm where Mr. Zenuk serves as Managing Partner. Mr. Zenuk does not serve as an officer or employee of any of these portfolio companies and has no involvement in Bunge's dealings with these companies. Additionally, these commercial relationships predated Mr. Zenuk's joining the Bunge Board. The highest amount of annual purchase or sale transactions between Bunge and any of the portfolio companies in 2018 was $9 million.

•
ordinary course business transactions with George Weston Limited, a Canadian food processing and distribution company where Mr. Ferrier serves as a non-executive director. These transactions totaled $15 million of sales to and $5 million of purchases from George Weston in 2018.

•
ordinary course business transactions with Syngenta AG, a global agrochemical and seed manufacturer where Mr. Fyrwald serves as Chief Executive Officer and Mr. Fribourg serves as a non-executive director.

These transactions totaled $4 million of sales to and $16 million of purchases from Syngenta in 2018, less than 1% of Syngenta's gross annual revenues.

•
commercial and charitable relationships with the Bunge y Born Foundation, a charitable organization in Argentina where Mr. Boilini serves as a non-executive board member. In 2018, Bunge contributed $500,000 to the Foundation and paid $1.7 million to the Foundation for office rental expense.

Based on the evaluation and criteria described above, the Board has determined that the following directors are independent: Messrs. Bachrach, Boilini, Ferrier, Fyrwald, Lupo, McGlade, Winship and Zenuk and Mses. Bali, Browner and Hyle. Mr. Heckman is not considered an independent director while serving as our Acting Chief Executive Officer. Mr. Fribourg was determined not to be independent due to the amount of ordinary course business transactions between CGC and Bunge, though representing significantly less than 1% of Bunge's annual revenues, having exceeded the thresholds set forth in the categorical standards of director independence within the prior three years.
Board Leadership Structure
Our Board does not have a requirement that the roles of Chief Executive Officer and Chair of the Board be either combined or separated, because the Board believes this determination should be made based on the best interests of Bunge and its shareholders at any point in time based on the facts and circumstances then facing the Company. Demonstrating the Board's commitment to making these thoughtful and careful determinations, our Board has separated the Chair and CEO roles since 2013 and has had an independent, non-executive Board Chair since January 1, 2014. Ms. Hyle currently serves as Board Chair. The Board believes that its current leadership structure is in the best interests of the Company and its shareholders at this time and demonstrates its commitment to independent oversight, which is a critical aspect of effective governance.
Additionally, as described above, our Board is characterized by a substantial majority of independent directors as well as key Board committees that are comprised entirely of independent directors. As a result, independent directors oversee critical matters, including the integrity of our financial statements, the evaluation and compensation of executive management, the selection of directors and Board performance.
Board Meetings and Committees
The Board normally has five regularly scheduled in person meetings per year, and committee meetings are normally held in conjunction with Board meetings. Additionally, the Board holds telephonic meetings to receive updates on the Company's business and as circumstances may require. Our Board met 17 times in 2018. All directors serving on the Board as of December 31, 2018 attended at least 75% of the combined Board and committee meetings on which they served during the last fiscal year.
Our bye-laws give our Board the authority to delegate its powers to committees appointed by the Board. We have five standing Board committees: the Audit Committee, the Compensation Committee, the Finance and Risk Policy Committee, the Corporate Governance and Nominations Committee and the Sustainability and Corporate Responsibility Committee. Each of these committees is chaired by an independent director and each of the Audit Committee, Compensation Committee, Corporate Governance and Nominations Committee and Sustainability and Corporate Responsibility Committee is comprised entirely of independent directors. The members of the Audit Committee and the Compensation Committee also meet the enhanced independence rules of the SEC and NYSE applicable to such committees. Each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors and counsel. The committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our bye-laws and the terms of their respective committee charters. Each of these committees has the power under its charter to sub-delegate the authority and duties designated in its charter to subcommittees or individual members of the committee as it deems appropriate, unless prohibited by law, regulation or any NYSE listing standard. Copies of these committee charters are available on our website, www.bunge.com. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement.
Audit Committee. Pursuant to its charter, our Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of:

•	the quality and integrity of our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditor's qualifications, independence and performance; and

•	the performance of our internal audit and control functions.
Please see the Audit Committee Report included in this proxy statement for information about our 2018 fiscal year audit. The Audit Committee met 10 times in 2018. The Audit Committee meets separately with our independent auditor and also in executive sessions with members of management and our chief audit executive from time to time as deemed appropriate by the committee. Additionally, the Audit Committee regularly meets in executive sessions at which only the Audit Committee members are in attendance, without any members of our management present. The members of our Audit Committee are Ms. Bali and Messrs. Boilini, Winship (Chair) and Zenuk. Our Board has determined that each of Mr. Boilini and Mr. Winship qualifies as an audit committee financial expert. In accordance with our Audit Committee charter, no committee member may simultaneously serve on the audit committees of more than two other public companies without the prior approval of the Board.
Compensation Committee. Our Compensation Committee designs, reviews and oversees Bunge's executive compensation program. Under its charter, the committee, among other things:

•
reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates the performance of the CEO in light of these goals and objectives and sets the CEO's compensation based on this evaluation;

•	reviews the evaluations by the CEO of the direct reports to the CEO and approves and oversees the total compensation packages for the direct reports to the CEO;

•	reviews and approves employment, consulting, retirement and severance agreements and arrangements for the CEO and direct reports to the CEO;

•	reviews and makes recommendations to the Board regarding our incentive compensation plans, including our equity incentive plans, and administers our equity incentive plans;

•	establishes and reviews our executive and director share ownership guidelines;

•	reviews our compensation practices to ensure that they do not encourage unnecessary and excessive risk taking; and

•	makes recommendations to the Board on director compensation.
Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Compensation Committee has sole authority to retain or terminate any such compensation consultants or advisors and to approve their fees. For additional information on the Compensation Committee's role, its use of outside advisors and their roles, as well as the committee's processes and procedures for the consideration and determination of executive compensation, see "Executive Compensation — Compensation Discussion and Analysis" beginning on page 26 of this proxy statement.
The Compensation Committee met eight times in 2018. The members of our Compensation Committee are Ms. Bali and Messrs. Bachrach, Ferrier (Chair), Lupo, McGlade and Winship.
Corporate Governance and Nominations Committee. Our Corporate Governance and Nominations Committee is responsible for, among other things:

•
monitoring, advising and making recommendations to the Board with respect to the law and practice of corporate governance and the duties and responsibilities of directors of public companies, as well as overseeing our corporate governance initiatives and related policies;

•	leading the Board in its annual performance evaluation and overseeing the self-evaluations of each Board committee;

•
identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy that is anticipated or has arisen on the Board (see "— Nomination of Directors" for more information);

•	reviewing and making recommendations to the Board regarding director independence; and

•	overseeing our related person transaction policies and procedures.

The Corporate Governance and Nominations Committee met nine times in 2018. The members of our Corporate Governance and Nominations Committee are Ms. Browner and Messrs. Bachrach, Ferrier, Fyrwald (Chair), Lupo and McGlade.
Finance and Risk Policy Committee. Our Finance and Risk Policy Committee ("FRPC") is responsible for supervising the quality and integrity of our financial and risk management practices. As further described below under "— Risk Oversight," the FRPC reviews and approves our risk management policies and risk limits on a periodic basis and advises our Board on financial and risk management practices. The FRPC met five times in 2018. The members of the FRPC are Messrs. Boilini, Fribourg, Fyrwald and Zenuk (Chair).
Sustainability and Corporate Responsibility Committee. Our Sustainability and Corporate Responsibility Committee ("SCRC") provides oversight of Bunge's policies, strategies and programs with respect to sustainability, corporate social responsibility and food safety, including matters related to the environment, supply chains, public affairs, philanthropy and other matters. The SCRC met five times in 2018. The members of the SCRC are Mses. Bali and Browner (Chair) and Mr. McGlade.
Strategic Review Committee.  Pursuant to the Cooperation Agreements, Bunge created the Strategic Review Committee in October 2018. The Strategic Review Committee's purpose is to conduct a strategic review of the business of the Company and make recommendations to the Company’s CEO and thereafter to the Board with respect to the strategic direction of the Company, its businesses and opportunities, in order to enhance shareholder value. The members of the SRC are Ms. Hyle and Messrs. Ferrier, Fribourg (Chair), Heckman, Winship and Zenuk. This committee operates under a written charter which is available on our website.
Risk Oversight
Our Board of Directors oversees management's approach to risk management, which is designed to support the achievement of our strategic objectives and enhance shareholder value. For the Board, fundamental aspects of its risk management oversight activities include:

•	understanding the Company's strategy and the associated major risks inherent in our operations and corporate strategy;

•	crafting the right Board for our Company, including establishing an appropriate committee structure to carry out its oversight responsibilities effectively;

•	overseeing succession planning for key senior executive positions and selecting our CEO; and

•
overseeing implementation by management of appropriate risk management and control procedures and developing and maintaining an open, ongoing dialogue with management about major risks facing the Company.

Our Board has considered the most effective organizational structure to appropriately oversee major risks for our Company. It has established a dedicated Board committee, the FRPC, which enables greater focus at the Board level on financial risk oversight tailored to our business and industries. The FRPC has responsibility for oversight of the quality and integrity of our financial and risk management practices relating to the following key areas: commodities risk, foreign exchange risk, liquidity, interest rate and funding risk, credit and counterparty risk, country risk, new trading or investing business activity risk and capital structure. The FRPC reviews and approves corporate risk policies and limits associated with the Company's risk appetite. The FRPC meets regularly with our CEO, Chief Financial Officer, chief risk officer, treasurer and other members of senior management to receive regular updates on our risk profile and risk management activities.
Additionally, each of our other Board committees considers risks within its area of responsibility. For example, our Audit Committee focuses on risks related to the Company’s financial statements, the financial reporting process and accounting and financial controls. The Audit Committee receives an annual risk assessment briefing from our chief audit executive, as well as periodic update briefings, and reviews and approves the annual internal audit plan that is designed to address the identified risks. The Audit Committee also reviews key risk considerations relating to the annual audit with our independent auditors. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to legal and compliance matters, including meeting with and receiving periodic briefings from members of our legal and compliance staff. The Audit Committee oversees our cybersecurity and other information technology risks, including risk management programs and controls.

In developing and overseeing our compensation programs, the Compensation Committee seeks to create incentives that are appropriately balanced and do not motivate employees to take imprudent risks. See "Compensation and Risk" beginning on page 46 of this proxy statement for more information.
Our Corporate Governance and Nominations Committee oversees risks related to the Company's governance structure and processes. This includes its role in identifying individuals qualified to serve as Board members, and its leadership of the annual Board self-assessment process that is aimed at ensuring that the Board is functioning effectively and is able to meet all of its responsibilities, including risk oversight.
The Sustainability and Corporate Responsibility Committee is engaged in oversight of sustainability and social responsibility matters, including supply chain and food safety matters, and related reputational and business risks.
All of our Board committees regularly report on their activities to the full Board to promote effective coordination and ensure that the entire Board remains apprised of major risks, how those risks may interrelate, and how management addresses those risks.
Corporate Governance Guidelines and Code of Conduct
Our Board has adopted Corporate Governance Guidelines that set forth our corporate governance objectives and policies and, subject to our bye-laws, govern the functioning of the Board. Our Corporate Governance Guidelines are available on our website, www.bunge.com. Please note that information contained in or connected to our website is not intended to be part of this proxy statement.
The Code of Conduct sets forth our commitment to ethical business practices, reinforces various corporate policies and reflects our values, vision and culture. Our Code of Conduct applies to all of our directors, officers and employees worldwide, including our CEO and senior financial officers. Our Code of Conduct is available on our website. We intend to post amendments to and waivers (to the extent applicable to certain officers and our directors) of our Code of Conduct on our website.
Executive Sessions of Our Board
Our Corporate Governance Guidelines provide that the non-management directors shall meet without management directors at regularly scheduled executive sessions and at such other times as they deem appropriate. Our Board meets in executive session without management directors present at each regularly scheduled in person Board meeting. Our non-executive, independent Board Chair presides over these sessions.
Communications with Our Board
To facilitate the ability of shareholders to communicate with our Board and to facilitate the ability of interested persons to communicate with non-management directors, the Board has established a physical mailing address to which such communications may be sent. This physical mailing address is available on our website, www.bunge.com, through the "Investors — Governance" section.
Communications received are initially directed to our legal department, where they are screened to eliminate communications that are merely solicitations for products and services, items of a personal nature not relevant to us or our shareholders and other matters that are improper or irrelevant to the functioning of the Board or Bunge. All other communications are forwarded to the relevant director, if addressed to an individual director or a committee chair, or to the members of the Corporate Governance and Nominations Committee if no particular addressee is specified.
Board Member Attendance at Annual General Meetings
It is the policy of our Board that our directors attend each annual general meeting of shareholders. In 2018, all nominees who were serving as directors at the time attended our annual general meeting.
Shareholder Outreach and Engagement
Shareholder outreach is a key priority of our Board and management, and through our shareholder outreach program, we engage with our investors to gain valuable insights into the current and emerging issues that matter most to them, including with respect to corporate governance, executive compensation, sustainability and other matters. Over each of the past six years, our independent Board Chair and management have engaged with institutional investors representing approximately 35% to 40% of our outstanding shares. Additionally, outside of the shareholder outreach program, we interact with institutional and individual shareholders throughout the year on a wide range of issues. Feedback from these discussions is relayed to the Board of Directors and is a key element in the development of our governance, compensation and sustainability policies, as well as the ongoing evaluation of our business strategy and performance.
For example, as a result of feedback received and collaboration with our shareholders in recent years we have:

•	taken significant action to refresh our Board and the leadership and composition of our Board committees;

•	entered into the Cooperation Agreements and established the Strategic Review Committee, which is focused on developing recommendations to enhance shareholder value;

•	made meaningful changes to our executive compensation program;

•	enhanced our proxy disclosures with respect to the composition and skill sets of our Board;

•	enhanced our sustainability policies and progress, particularly with respect to addressing deforestation risks in our supply chain and water sustainability; and

•	implemented full declassification of our Board.
The Board will continue to seek investor input in furtherance of its commitment to enhancing our governance practices and building long-term shareholder value.
Human Capital Management, Talent Development and Succession Planning
The Board believes that human capital management, including employee recruiting and retention, talent development and succession planning, are key to Bunge’s continued success. The Board has primary responsibility for succession planning for the CEO and oversight of other executive officer positions. The Board also is actively engaged in talent management. Annually, the Board meets to review our succession plan for key roles, including the CEO. Additionally, the Board is updated on key talent indicators and initiatives for the overall Company, including diversity, employee engagement and talent development programs. Finally, the Board oversees our global workplace safety initiatives and performance.

Sustainability
We are committed to being responsible corporate citizens. This means creating maximum value while having minimum impact on the environment. Integrating sustainability into the operations of an agribusiness and food company is imperative in today’s business environment, and sustainability has become one of Bunge’s strategic pillars for our operations globally.
Our philosophy is to “Act, Conserve and Engage,” and we live by four clear principles:

•	We contribute to the economic and social development of the communities where we work.

•	We aim for good environmental performance by adopting and promoting proven, culturally sensitive and pragmatic best practices.

•	We partner with others to promote and apply sustainable practices.

•	We communicate openly.
To achieve our goals, we have established a robust governance structure, overseen by our Board’s Sustainability and Corporate Responsibility Committee. This committee oversees the development of relevant sustainability and corporate social responsibility policies, strategies and programs, including performance goals, risk management and disclosure. We continuously seek to enhance the transparency and sustainability of our value chains, reduce the environmental impact of our operations, strengthen engagement with key stakeholders and increase our reporting and disclosure. For more information, about our sustainability efforts, please see www.bunge.com/sustainability.

Board and Committee Self-Evaluation Process
Pursuant to New York Stock Exchange requirements, the Company’s Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees conducts annual self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness and performance and identifying areas for improvement. The Chair of the Corporate Governance and Nominations Committee oversees the annual Board self-evaluation process. Additionally, the Corporate Governance and Nominations Committee oversees the overall Board committee self-evaluation process. Each director is expected to participate and provide feedback on a range of topics, including: Board and committee agendas, meeting practices and dynamics, the flow of information to and from the Board and its committees, Board oversight of key areas, including strategy, risk management, executive compensation and shareholder engagement and key governance matters such as Board refreshment, the structure, membership and leadership of the Board's committees and management succession planning. Director feedback is solicited on an individual basis through written questionnaires/assessments, individual director interviews and/or group discussions.

From time to time, the Board retains a third party experienced in corporate governance matters to act as a facilitator for the self-evaluation process, including preparing and reviewing the written questionnaires/assessments and conducting individual director interviews. The Corporate Governance and Nominations Committee, along with the third-party facilitator (when one is retained) reviews the feedback from the self-evaluation process and develops recommendations for areas that the Board and its committees should consider as improvements. These areas are further discussed by the Board. At the conclusion of this process, the Chair of the Corporate Governance and Nominations Committee, working with the Board Chair, other directors and the senior management team, develops action plans for any items that require follow-up. In addition to significant Board refreshment, in recent years the Board’s thoughtful approach to Board and committee self-evaluations has resulted in changes made to Board agendas, management presentations and committee responsibilities, leadership and composition.

Nomination of Directors
Under our Corporate Governance Guidelines,

•	all directors must exhibit high standards of ethics, integrity, commitment and accountability and be committed to promoting the long-term interests of our shareholders and

•	the Board will encompass a range of talent, skill and relevant expertise sufficient to provide sound guidance with respect to our operations and interests.
As provided in its charter, the Corporate Governance and Nominations Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominees submitted by shareholders. The committee strives to recommend candidates who complement the current members of the Board and other proposed nominees so as to further the objective of having a Board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees.
In that regard, from time to time, the Corporate Governance and Nominations Committee may identify certain skills, experience or attributes as being particularly desirable to help meet specific Board needs that have arisen or are expected to arise. When the Corporate Governance and Nominations Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of these needs as well as the qualifications for Board membership described above. Additionally, the Corporate Governance and Nominations Committee annually reviews the tenure, performance, skills and contributions of existing Board members to the extent they are candidates for re-election. Directors eligible for re-election abstain from Board discussions regarding their nomination and from voting on such nomination.
Under the Corporate Governance Guidelines, directors must inform the Chair of the Board and the Chair of the Corporate Governance and Nominations Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business.
In connection with the director nominations process, the Corporate Governance and Nominations Committee may identify candidates through recommendations provided by members of the Board, management, shareholders or other persons, and has also engaged professional search firms to assist in identifying or evaluating qualified candidates. Ms. Bali, who joined the Board in January 2018, was identified through a professional search firm. Mr. Zenuk, who joined the Board in July 2018, was recommended by our former CEO. Messrs. Fribourg, Heckman, Fyrwald and Winship were initially appointed and are being nominated under the terms of the Cooperation Agreements described under "Election of Directors."
The Corporate Governance and Nominations Committee will review and evaluate candidates taking into account available information concerning the candidate, the qualifications for Board membership described above and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of other members of the Board, senior management and third parties, conduct interviews of proposed candidates and request that candidates meet with other members of the Board. Each of the nominees for election at the Annual General Meeting was recommended by the Corporate Governance and Nominations Committee.
The Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other persons. In accordance with our bye-laws, shareholders who wish to propose a director nominee must give written notice to our Secretary at our registered address at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, not later than 120 days before the first anniversary of the date on which Bunge's proxy statement was distributed to shareholders in connection with the prior year's annual general meeting. If no annual general meeting was held in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of (i) 150 days prior to the contemplated date of the annual general meeting and (ii) the date which is 10 days after the date of the first public announcement or other notification of the actual date of the annual general meeting. Where directors are to be elected at a special general meeting, such notice must be given before the later of (i) 120 days before the date of the special general meeting and (ii) the date which is 10 days after the date of the first public announcement or other notification of the date of the special general meeting. In each case, the notice must include, as to each person the shareholder proposes to nominate for election or re-election as director, all information relating to that person required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which includes such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to Bunge that such nominee has no interests that would limit such nominee's ability to fulfill their duties of office. Bunge may require any nominee to furnish such other information as reasonably may be required by Bunge to determine the eligibility of such nominee to serve as a director. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the notice provisions in our bye-laws as set forth above are met, even if such director nominee is not nominated by the Corporate Governance and Nominations Committee. A shareholder may also recommend director candidates for consideration by the Corporate Governance and Nominations Committee at any time. Any such recommendations should include the nominee's name and qualifications for Board membership.

PROPOSAL 1 — ELECTION OF DIRECTORS
Election of Directors
Our Board has nominated each of the 10 nominees listed below for election at the Annual General Meeting, each to hold office until next year's Annual General Meeting. The Board has nominated each of these directors based on the recommendation of the Corporate Governance and Nominations Committee.
Each of Messrs. Fribourg, Fyrwald, Heckman and Winship were initially selected as a director pursuant to the Cooperation Agreements discussed under "Corporate Governance - Board and Corporate Governance Developments". Under the terms of the Cooperation Agreements, we have agreed to nominate each of them for election to the Board at the Annual General Meeting. The Cooperation Agreements also provide that CGC and its affiliates and the D.E. Shaw Parties will vote their common shares in favor of the Board's nominees at the Annual General Meeting and also include other voting provisions with respect to the Annual General Meeting. Under the Cooperation Agreements, CGC and the D.E. Shaw Parties are also subject to specified standstill restrictions through the date that is 30 calendar days prior to the expiration of the advance notice period for the nomination of directors for election at the 2020 annual general meeting of shareholders.
The foregoing references to the Cooperation Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Cooperation Agreements, copies of which are filed as exhibits to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2018.
Each nominee is presently a member of the Board and has agreed to serve if elected. Messrs. Ernest Bachrach, Enrique H. Boilini and L. Patrick Lupo will be stepping down from the Board when their current terms expire on the date of the Annual General Meeting. Following the Annual General Meeting, the size of the Board therefore will be reduced from 13 to 10 members.
The Board believes that its members possess a variety of complementary skills, qualifications and experience that contribute to the Board's ability to oversee our operations and the shaping of our long-term business strategy. The following paragraphs set forth information about the nominees.
Nominees

Vinita Bali, 63

Ms. Bali has been a member of our Board since 2018. She served as Chief Executive Officer of Britannia Industries, a publicly listed food company in India, from 2005 to 2014. Prior to that, she was Head of the Business Strategy practice in the U.S. at the Zyman Group, a consulting firm. She started her career in India at a Tata Group company in 1977, and joined Cadbury India in 1980, subsequently working for Cadbury in the United Kingdom, Nigeria and South Africa until 1994. From 1994 to 2003, she held senior positions in marketing and general management at The Coca-Cola Company in the U.S. and Latin America, becoming Global Head of Corporate Strategy in 2001. Ms. Bali serves as an advisory board member of PwC India, and is a non-executive director on the boards of Smith & Nephew plc, as well as several Indian companies, including CRISIL Ltd. and Syngene International Limited. She is a former non-executive director of Syngenta International AG. She also chaired the Board of the Global Alliance for Improved Nutrition (GAIN) from 2015-2018.

Skills and Qualifications:  Ms. Bali brings to our Board extensive senior leadership experience in the food industry, as well as public policy, strategic and M&A, international operations, marketing, and emerging markets experience.

Carol M. Browner, 63

Ms. Browner has been a member of our Board since 2013. She is a senior counselor at Albright Stonebridge Group, a global advisory firm that provides strategic counsel to businesses on government relations, macroeconomic and political risks, regulatory issues, market entry strategies, and environmental, social and corporate governance issues. From 2009 to 2011, she served as Assistant to President Barack Obama and director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She chairs the board of the League of Conservation Voters. She holds a J.D. and B.A. from the University of Florida.

Skills and Qualifications:  Ms. Browner brings to the Board significant experience in regulation and public policy, the environment and sustainability, particularly with respect to agriculture, energy and renewable fuels, and advising large, complex organizations in both the public and private sectors.

Andrew Ferrier, 60

Mr. Ferrier has been a member of our Board since 2012. He is Executive Chairman of Canz Capital Limited, a private investment company he founded in 2011. He served as Chief Executive Officer of Fonterra Co-operative Group Ltd., a leading New Zealand-based international dairy company, from 2003 to 2011. Previously, he served as President and Chief Executive Officer of GSW Inc., a Canadian consumer durable goods manufacturer, from 2000 to 2003. Prior to 2000, Mr. Ferrier spent 16 years in the sugar industry working in Canada, the United States, the United Kingdom and Mexico. From 1994 to 1999, Mr. Ferrier worked for Tate & Lyle, first as President of Redpath Sugars and subsequently as President and Chief Executive Officer of Tate & Lyle North America Sugars Inc. Mr. Ferrier has served as Chairman of New Zealand Trade and Enterprise, the national economic development agency, since November 2012. He serves as a director of George Weston Limited. He also serves as a councillor of the University of Auckland.

Skills and Qualifications: Mr. Ferrier's experience as a former chief executive of a large international enterprise focused on agricultural exports, and his experience as a former senior executive in the sugar industry, provides our Board with extensive knowledge of agricultural and commodity industries, international operational experience and strategic and marketing expertise.

Paul Fribourg, 65

Mr. Fribourg has been a member of our Board since 2018. He has served as Chairman and Chief Executive Officer of Continental Grain Company since 1997 and is a member of its Management Committee. Mr. Fribourg has over 40 years of experience owning and operating businesses in the food, agribusiness, and commodities industries. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., Restaurant Brands International, Inc., Loews Corporation and several private companies, including Castleton Commodities International LLC and Restaurant Technologies, Inc., as well as Syngenta AG. He is a former director of Apollo Global Management, LLC (2011-2018). He also serves as a board member of the Rabobank International North American Agribusiness Advisory Board, the New York University Mitchell Jacobson Leadership Program in Law and Business Advisory Board and Endeavor Global Inc. Mr. Fribourg is also a member of the Council on Foreign Relations and the International Business Leaders Advisory Council for The Mayor of Shanghai.

Skills and Qualifications: Mr. Fribourg’s experience as the CEO of an international agribusiness and investment company, and as a director of multiple public and private companies in various industries, provides our Board with relevant industry experience, as well as knowledge of strategy and M&A, corporate governance, finance and risk management.

J. Erik Fyrwald, 59

Mr. Fyrwald joined our Board in 2018. He is currently the Chief Executive Officer of Syngenta, a leading global agriculture company, a position he has held since 2016. Mr. Fyrwald is also an Executive Director on the Syngenta Board of Directors and Chairman of the not for profit Syngenta Foundation. Prior to joining Syngenta, he served since 2012 as President and Chief Executive Officer of Univar, a leading distributor of chemicals and related services. He also previously served as President of Ecolab, a provider of cleaning, sanitation, water treatment and oil and gas products and services and as Chairman, President and Chief Executive Officer of Nalco, a water treatment and oil and gas products and services company. He was also Group Vice President of the Agriculture and Nutrition Division of DuPont from 2003 to 2008.

Skills and Qualifications:  Mr. Fyrwald’s senior leadership experience in global businesses with a focus on agriculture, as well as technology and innovation, provides our Board with valuable perspectives relating to our industry, international operations, finance and risk management, public policy and strategic matters. He also brings corporate governance experience to our Board.

Gregory A. Heckman, 57

Mr. Heckman has served as our Acting CEO since January 2019. He joined our Board in 2018. He is Founding Partner of Flatwater Partners and has over 30 years of experience in the agriculture, energy and food processing industries. Most recently, Mr. Heckman was CEO of The Gavilon Group. During his time at Gavilon, he led the company through a period of considerable growth in both the agriculture and energy industries prior to the eventual sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to Gavilon, Mr. Heckman was Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group.

Skills and Qualifications:  Mr. Heckman’s deep agribusiness and food industry knowledge and leadership experience, his track record in driving growth and shareholder value in businesses he has led, as well as his experience as our Acting CEO, provide our Board with valuable perspectives as we strategically review our portfolio of businesses, take action to improve our results and sharpen our operational and risk management focus and execution.

Kathleen Hyle, 60

Ms. Hyle has been a member of our Board since 2012. She served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources from November 2008 until her retirement in June 2012 following the completion of the merger of Constellation Energy with Exelon Corporation. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of Auto-Nation, Inc.; and Vice President and Treasurer of The Black and Decker Corporation. Ms. Hyle is currently a director of AmerisourceBergen Corporation and is a former director of The ADT Corporation. She also serves on the Board of Trustees of Center Stage in Baltimore, MD. and is a former trustee of the Loyola University Maryland Sellinger School of Business and Management.

Skills and Qualifications:  Ms. Hyle brings senior leadership experience and extensive financial, strategic and M&A, corporate governance, regulatory compliance and technology experience to our Board. She also previously chaired our Audit Committee for several years and qualifies as an audit committee financial expert.

John E. McGlade, 65

Mr. McGlade has been a member of our Board since 2014. He was chairman, president and CEO of Air Products from 2008 to 2014. He joined Air Products in 1976 and held positions in the company's Chemicals and Process Industries, Performance Materials and Chemicals Group divisions. He was appointed president and chief operating officer of Air Products in 2006 and retained the title of president when he was named as chairman and CEO two years later. Mr. McGlade serves on the board of directors of The Goodyear Tire & Rubber Company. He is a trustee of The Rider-Pool Foundation and the ArtsQuest Foundation, and a former trustee of Lehigh University.

Skills and Qualifications:  Mr. McGlade's background as a former chairman and chief executive officer of a global, publicly traded industrial business provides our Board with valuable senior leadership and international operations experience, as well as strategy and M&A, finance, risk management and corporate governance experience.

Henry W. (Jay) Winship, 51

Mr. Winship joined our Board in 2018. Since 2016, he has served as President of Pacific Point Capital, a privately owned asset management firm. Prior to that, he was a Principal, Senior Managing Director and Member of the Investment Committee at Relational Investors, which he joined in 1996. He has over 20 years of experience as an institutional investor and in investment management, accounting and financial management.  He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.

Skills and Qualifications:  Mr. Winship brings to the Board expertise and experience as an institutional investor helping to grow shareholder value at a wide range of public companies. Mr. Winship has significant experience in the areas of finance, capital allocation, business operations, investments and acquisitions and divestitures. Mr. Winship is an audit committee financial expert and has extensive corporate governance expertise.

Mark N. Zenuk, 51

Mr. Zenuk joined our Board in 2018. He has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management (“NGP”) where he led NGP’s agribusiness investment platform from 2010 to 2016. Before joining NGP, he served in many domestic and international executive leadership roles with Archer Daniels Midland Company (ADM), having most recently led ADM’s oilseed business unit. Before joining ADM in 1999, he served as General Manager of the Commodity Marketing Group for the Saskatchewan Wheat Pool and Marketing Manager for the Canadian Wheat Board.

Skills and Qualifications:  Mr. Zenuk's senior leadership experience and deep knowledge of global agribusiness markets, along with international operations and risk management expertise and, through his private equity experience, financial acumen and a strong commitment to strategic growth and shareholder value.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

DIRECTOR COMPENSATION
Our compensation program for non-employee directors is designed to enable us to attract, retain and motivate highly qualified directors to serve on our Board. It is also intended to further align the interests of our directors with those of our shareholders. Annual compensation for our non-employee directors in 2018 was comprised of a mix of cash and equity-based compensation. The Compensation Committee periodically receives competitive information on the status of Board compensation for non-employee directors from its independent compensation consultant and is responsible for recommending to the Board changes in director compensation. In 2018, after review of the competitive landscape, no changes were made to compensation of the Board of Directors.
Director Compensation Table
The following table sets forth the compensation for non-employee directors who served on our Board during the fiscal year ended December 31, 2018.

	Non-Employee Director Compensation (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3)($)	Total ($)
Ernest Bachrach	$121,000	$132,999	$253,999
Vinita Bali	$105,000	$181,808	$286,808
Enrique Boilini	$131,000	$132,999	$263,999
Carol Browner	$130,000	$132,999	$262,999
Paul Cornet de Ways-Ruart	$115,000	$132,999	$247,999
Andrew Ferrier	$107,000	$132,999	$239,999
Andreas Fibig(4)	$45,834	$0	$45,834
Paul Fribourg	$19,167	$69,399	$88,566
Erik Fyrwald	$8,333	$51,715	$60,048
Gregory Heckman	$16,667	$69,399	$86,066
Kathleen Hyle	$127,000	$132,999	$259,999
L. Patrick Lupo	$215,750	$275,512	$491,262
John McGlade	$113,250	$132,999	$246,249
Henry Winship	$16,667	$69,399	$86,066
Mark Zenuk	$55,000	$110,553	$165,553

(1)	Represents compensation earned in 2018.

(2)
Each of the non-employee directors serving on the Board on the close of business on the date of Bunge's 2018 Annual General Meeting received an annual grant of 1,901 restricted stock units ("RSUs") on May 24, 2018. Annual grants vest on the first anniversary of the date of grant (May 24, 2019), provided the director continues to serve on the Board on such date. In addition, as part of Mr. Lupo's compensation for serving as non-executive Chairman, he was granted an additional 2,037 RSU's (vesting on May 24, 2019). Upon joining the board, Ms. Bali received a grant of 706 RSUs on January 3, 2018, which vested on May 25, 2018. Mr. Zenuk received 1,619 RSUs on July 17, 2018, Messrs. Fribourg, Heckman and Winship each received 1,067 RSUs, and Mr. Fyrwald received 885 RSUs, all upon joining the board and scheduled to vest on May 24, 2019. The average of the high and low sale prices of Bunge's common shares on the New York Stock Exchange on January 3, 2018 was $69.135, on May 24, 2018 $69.9625, on July 17, 2018 $68.285, on October 31, 2018 $65.0409, and on December 5, 2018 $58.435.

(3)
The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying the valuation of equity awards. Other than the RSUs reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2018. The number of awards granted excludes dividend equivalents. The closing price of Bunge's common shares on the NYSE on December 31, 2018 was $53.44.

(4)	Mr. Fibig stepped down from the Board effective May 24, 2018.

Directors' Fees. Non-employee directors received the following fees in 2018: (i) an annual retainer fee of $100,000; (ii) an annual grant of time-based restricted stock units with a targeted value of $140,000, (iii) an annual fee of

$15,000 for service as committee chair on any committee, except for the Chair of the Audit Committee, who received an annual fee of $20,000 due to the added workload and responsibilities of this committee; and (iv) an annual fee for each member of the Audit Committee of $10,000 due to the added workload and responsibilities of this committee. No fees are paid for service as a member of any other Board committee. In 2018, our non-executive Chairman received a supplemental annual retainer consisting of $100,000 in cash and a targeted value of $150,000 in time-based restricted stock units. In addition, although directors do not receive an annual Board or committee meeting attendance fee, if the Board and/or a committee meets in excess of ten times in a given year, each director receives a fee of $1,000 for each additional meeting attended.
Bunge also reimburses non-employee directors for reasonable expenses incurred by them in attending Board meetings, committee meetings and shareholder meetings.
2017 Non-Employee Directors Equity Incentive Plan. The 2017 Non- Employee Directors Equity Incentive Plan (the "2017 NED Plan") was approved by our shareholders in May 2017. The 2017 NED Plan, unless otherwise determined by the Compensation Committee, provides for (i) an annual equity award to each continuing non-employee director as of the date of Bunge's annual general meeting of shareholders and (ii) an equity award upon a new non-employee director's initial election or appointment to the Board. A Non-Employee Director who is elected or appointed to the Board other than on the date of an Annual Meeting shall receive, as of the date of such election or appointment, a pro rata portion of the annual equity award made to Non-Employee Directors generally on the immediately preceding date of grant based on the number of days from the date of election or appointment to the next Annual Meeting. The value, type and terms of such awards are determined by the Compensation Committee; however, the grant date fair value of all awards payable in common shares to each non-employee director during any calendar year may not exceed $540,000. Bunge may grant non-qualified stock options, stock appreciation rights, restricted stock units and other forms of awards that generally are based on the value of our common shares under the 2017 NED Plan. Unless otherwise determined by the Compensation Committee, equity awards generally vest on the date of the first annual general meeting of shareholders following the applicable grant date, provided the director continues to serve on the Board until such date. Unless prohibited by the plan or the Compensation Committee determines otherwise prior to a change in control, upon the occurrence of a change in control and either (i) a successor fails to assume, substitute or replace outstanding awards or (ii) a Non-Employee Director’s service is terminated on or before the occurrence of the first anniversary of the change in control: (1) any restricted stock units and other forms of award shall immediately vest; and (2) any outstanding and unvested non-qualified stock options and stock appreciation rights shall become immediately exercisable. The 2017 NED Plan provides that up to 120,000 common shares may be issued under the plan. As of December 31, 2018, 44,897 shares had been granted, inclusive of dividend equivalents.
Non-Employee Director Share Ownership Guidelines. To further align the personal interests of the Board with the interests of our shareholders, the Board has established share ownership guidelines for the minimum amount of common shares that are required to be held by our non-employee directors. These guidelines are required to be met within five years of a non-employee director's initial appointment or election to the Board. For non-employee directors, the guideline is five times the annual cash retainer fee paid by Bunge to its non-employee directors (i.e., $500,000). Shares deemed to be owned for purposes of the share ownership guidelines include shares directly owned by the director, shares underlying hypothetical share units held under the Non-Employee Directors Deferred Compensation Plan and 50% of the difference between the exercise price of a vested, in-the-money stock option and the fair market value of a Bunge common share. Unvested stock options or restricted stock units do not count toward satisfaction of the guidelines. Furthermore, our non-employee directors are required to hold 100% of the net shares acquired through Bunge's equity incentive plans until the guidelines are met.
Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging. The Company’s insider trading and pre-clearance policy prohibits directors, officers, employees and entities controlled by them, among others, from engaging in short sale transactions in Bunge securities, holding the Company’s securities in margin accounts or pledging Bunge’s securities as collateral. Additionally, directors, members of our executive committee and entities controlled by them, among others, are further prohibited from owning, holding, purchasing, selling, exercising, converting or otherwise acquiring or benefiting from any derivative securities, including  puts, calls, equity collars, straddles, forward contracts and similar instruments that may be used as part of a hedging, tax, risk management or other strategy (other than stock options, restricted stock or restricted stock units issued by the Company). Under the terms of the Cooperation Agreement entered into with CGC, there are no restrictions on the ability of CGC to engage in the transactions and own the derivative securities prohibited by the policy.  However, Mr. Fribourg is expected to comply with the policy with respect to the Bunge securities he and his family members own in a personal capacity.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy statement provides an overview of our executive compensation program and an analysis of the decisions made with respect to the compensation of our Named Executive Officers in 2018. For 2018 our Named Executive Officers were:

•	Soren Schroder, Chief Executive Officer ("CEO") (1)

•	Thomas Boehlert, Chief Financial Officer

•	Raul Padilla, President South America and Sugar & Bioenergy

•	Brian Thomsen, President Agribusiness (2)

•	Gordon Hardie, President Food and Ingredients

(1) Mr. Schroder resigned as CEO effective January 22, 2019 following the appointment of Gregory A. Heckman as Acting CEO.
(2) Mr. Thomsen retired from Bunge effective December 31, 2018.

COMPENSATION DISCUSSION AND ANALYSIS CONTENTS

COMMITMENT TO SHAREHOLDERS
SHAREHOLDER ENGAGEMENT AND COMPENSATION GOVERNANCE
Strong governance, driven by best practice and feedback from shareholders. We annually submit our executive compensation program to a shareholder advisory "say on pay" vote and value the opinions of our shareholders as expressed through this vote and other communications. Through our shareholder engagement outreach program, we receive valuable feedback on the issues that are most important to them, including our executive compensation program and our business and strategic direction. In the past six years, our non-executive Board Chair and members of Bunge's senior management team, have engaged with institutional investors representing approximately 35% - 40% of our outstanding shares. In these discussions, we seek to highlight a strong historical alignment of pay and performance driven by a CEO pay mix that is substantially performance-based and tied to pre-established performance metrics and goals that incentivize the creation of sustainable, long-term shareholder value.
Based on feedback received from our shareholders, as well as the Compensations Committee's (the Committee's) consideration of competitive market practices, and its goal of continuing to link compensation to the achievement of our business plans and strategies, we have made meaningful changes to our executive compensation program in recent years, and will continue to do so as appropriate to maintain a strong link between executive pay and performance:

•	Added Return on Invested Capital (ROIC) to our long-term performance objectives in our Performance-Based Restricted Stock Unit (PBRSU) program, and equally weighted Earnings Per Share (EPS) and ROIC.

•	Committed to limiting the use of supplemental time vesting restricted stock unit awards to maintain our emphasis on performance-based compensation.

•	Added a provision to our stock ownership guidelines to provide more meaningful holding requirements up to 100% of net shares acquired through equity plans.

•
Revised the annual incentive plan so that a larger percentage of a participant's award is based on total Bunge results. For our Named Executive Officers, a minimum of 40% of their annual incentive is based on Bunge overall performance.

In addition, Bunge is committed to clarity of compensation disclosures and maintaining strong compensation governance practices to support our pay for performance principles and further align the program with the interests of our shareholders. We have adopted a number of "best practices" with respect to executive compensation, including:

•
Robust stock ownership guidelines for executive officers and directors (6x base salary for CEO; 3x base salary for other Named Executive Officers and 5x annual cash retainer for directors), with holding requirements on 100% of net shares vested if the guideline is not met within the designated time frame.

•	More than 50% of target total compensation for our Named Executive Officers is composed of long-term equity-based incentives.

•	Use of multiple performance metrics for annual and long-term incentives and comprehensive disclosure of incentive plan performance metrics and goals.

•
Long-term incentives that are 100% performance-based, with 70% in Performance-Based Restricted Stock Units that are only earned upon achievement of pre-established goals and 30% in stock options that only have value when there is an increase in shareholder value.

•	No golden parachute excise tax gross ups.

•	Executive compensation clawback policy applicable to all executive officers.

•	Anti hedging and anti pledging policy; transactions in company stock require pre-clearance and are subject to black-out periods.

•	Double trigger change of control provisions.

•	Equity incentive plan provisions that prohibit repricing of stock options without shareholder approval.

•	Use of an independent compensation consultant by the Committee.

•	Annual compensation risk assessment for employee incentive plans.

•	Limited perquisites.
2018 SAY-ON-PAY VOTE
Strong support from shareholders.  At our 2018 Annual General Meeting, 89% of the votes cast on our annual say on pay vote were in favor of our executive compensation program. We believe that the continuing overall level of support reflects the success of our shareholder outreach efforts and shareholder endorsement of the structure and outcomes of our executive compensation program.

OVERVIEW
PAY AND PERFORMANCE
Performance drives pay. The Committee actively monitors the relationship between pay and performance, and strives to maintain a strong relationship between the two.
PERFORMANCE AND STRATEGIC HIGHLIGHTS
We continued to make significant strides on strategic initiatives and financial results were significantly improved over 2017.
Our highlighted achievements:

▪	Enhanced our leadership team and refreshed our Board with the appointment of six new directors.

▪	Established a Strategic Review Committee of the Board to conduct a comprehensive review of our business portfolio focused on enhancing long-term shareholder value.

▪
The integration of Loders Croklaan into our existing B2B oils business is progressing as planned and positions Bunge as a global leader in value-added food ingredient solutions with the largest integrated supply of business-to-business oils in the world.

▪	Took additional actions to exit or discontinue efforts in non-strategic and non-performing assets.

▪	Reached $200 million in cumulative cost savings under our Global Competitiveness Program by year end, exceeding our original 2018 target by $100 million.

▪	Continued our focus on cash flow and prudent capital management, increasing operating cash flows by $700 million compared to 2017 and maintaining disciplined capex controls.
We also continued our commitment to sustainability, taking actions to reduce our own environmental footprint and collaborating actively with partners, customers and other stakeholders to improve the sustainability of the food production chain.

PAY STRUCTURE AND HIGHLIGHTS
Financial and shareholder performance driven. In furtherance of our pay for performance objectives, it is our practice to deliver the majority of Named Executive Officer compensation in the form of performance-based equity awards with multi-year vesting. Additionally, our use of PBRSUs, with vesting contingent on achieving specific long-term financial performance metrics, further reinforces the performance driven nature of our executive compensation program.
Elements of Executive Compensation

Base Salary
Varies based on experience, skill level, individual contributions, and country specific geographic circumstances
Annual Incentive
Driven by achievement of company, business unit and individual performance against strategic priorities
Long-Term Incentive
Aligns interests of executives with shareholders and drives achievement of sustained long-term value creation
Targeted to market median for median performance
Annual
Three Years
Cash
Performance Based Restricted Stock Units
Stock Options
Bunge Performance
Share Price Appreciation
Business Unit Performance
ROIC
EBIT / Net Income
EPS
ROIC
Individual Performance Against Strategic Priorities

EBIT = Earnings Before Interest and Taxes
EPS = Fully Diluted Earnings Per Share from Continuing Operations
ROIC = Return on Invested Capital

Target Mix of Executive Compensation1
Highly performance leveraged and focused on long-term, equity incentives. On average, our Named Executive Officers have 56% of total compensation targeted to be paid in long-term, equity-based incentives.

(1) 2018 base salary, target 2018 annual cash incentive, 2018 target value of equity awards at grant. Other NEO target represents the average of the Named Executive Officers, excluding the CEO.
A significant portion of CEO pay (72% of target total compensation) is at risk for long-term performance, and the ultimate value earned is highly dependent upon shareholder returns.
The reported value of long-term incentives granted to our CEO represents the potential or expected value of those awards over the long-term, based on certain assumptions used for accounting purposes. Given their long-term nature, our CEO will only realize, or receive, actual compensation from these awards over time, and the value of that compensation will be highly dependent upon Bunge's financial and stock price performance.

•
Long-term focused: Upon grant, the potential value of PBRSUs is conditioned upon a three-year vesting and performance period, while the potential value of stock options can be realized over the course of ten years. As of December 31, 2018 the CEO realized, or received, 1% ($351,842) of the value of long-term awards granted to him in the past three years as reported in the Summary Compensation Table on page 51 of this proxy statement.

•
Value directly related to Bunge shareholder value: As of December 31, 2018, the actual total value (realized and unrealized) of grants made to our CEO over the past three years was 38% of that reported in the Summary Compensation Table included in this proxy statement.

We believe this illustrates the long-term, shareholder-focused nature of compensation opportunities provided to our executives.

Market Value @ Grant	$50.07	$81	$75.99

(1)
Represents the value reported in the Summary Compensation Table on page 51 of this proxy statement (■) for each of the most recent three years' grants compared to the total value of those grants (realized plus the unrealized value) as of December 31, 2018 (■) . For unrealized value, all unvested RSUs (both time- and performance-based) are valued based on the target number of shares awarded and all options are valued based on the difference in the exercise price and closing price of Bunge stock. The closing price of $53.44 on December 31, 2018 is used to calculate the value of the awards.

CEO Pay and Performance Alignment
Our long standing practice of tracking performance as measured by total shareholder return and realizable pay for our CEO relative to our executive compensation Peer Group allows us to assess the results of our pay practices over time to ensure payouts are appropriately calibrated relative to our returns to shareholders. Over time, our total return to shareholders relative to our peers is consistent with the compensation delivered to our CEO relative to the same peers with peer relative performance and pay both within a quartile of one another in nine of the past ten measurement periods:
Relative CEO Pay(1) and TSR Performance(2)

(1)
Relative total direct realizable compensation (Relative TDC) is comprised of: (i) base salary; (ii) annual incentive awards reflected as a three year average of actual awards paid for the corresponding period; and (iii) equity incentive awards for the corresponding period as follows: (a) stock options: current Black Scholes value; (b) PBRSUs: in cycle awards are assumed to be paid out at target and earned awards are reflected based on actual amounts paid out; and (c) time based restricted stock units at current intrinsic value.

(2)
For the relative total shareholder return (or Relative TSR) comparison, all components are calculated on a comparable basis for Bunge and the Peer Group companies. See page 35 of this proxy statement for a discussion of our executive compensation Peer Group.

2018 Actual Incentive Pay Relative to Target for Named Executive Officers

The chart below demonstrates the sensitivity of our short-term incentives and PBRSU programs relative to our annual and long-term financial targets and strategic goals, with the total payout representing 32% of the combined target awards:

Total 2018 Award Payout for Named Executive Officers - Short Term Incentives and PBRSUs

PERFORMANCE METRICS
Aligned with business strategies and plans, focused on driving long-term value creation.  Consistent with our pay for performance principles, the Committee chooses financial performance metrics under the annual and equity incentive plans that support our short- and long-term business plans and strategies, and incentivize management to focus on actions that create sustainable long-term shareholder value. In setting targets for short- and long-term performance metrics, the Committee considers our annual and long-term business goals and strategies and certain other factors, including our past variance to targeted performance, economic and industry conditions, and practices of the Peer Group. The Committee recognizes that performance metrics may need to change over time to reflect evolving business priorities, market conditions and competitive practices. Accordingly, the Committee continues to annually reassess the performance metrics we use.

DETERMINING COMPENSATION
ROLE OF THE COMPENSATION COMMITTEE
Ensure strong governance and adherence to pay for performance principles.  The Committee is comprised of non-employee independent directors and is responsible for the governance of our executive compensation program, including but not limited to designing, reviewing and overseeing administration. Each year, the Committee reviews and approves all compensation decisions relating to the Named Executive Officers. Generally, all decisions with respect to determining the amount or form of Named Executive Officer compensation are made by the Committee in accordance with the methodology described below.
When making compensation decisions, the Committee analyzes data from the Comparator Groups (as described on page 35 of this proxy statement) as well as tally sheets prepared by our human resources department for each of the Named Executive Officers. The tally sheets provide the Committee with the following information:

•
The dollar amount of each material element of compensation (base salary, annual cash incentive awards, long-term equity based incentive awards, retirement benefits and executive benefits and perquisites);

•	Historical equity grants;

•	Expected payments under selected termination of employment, retirement and change of control scenarios; and

•	Progress toward satisfaction of share ownership guidelines.
The tally sheets provide the Committee with a comprehensive view of the various elements of actual and potential future compensation of our Named Executive Officers, allowing the Committee to analyze both the individual elements of compensation and the aggregate total amount of actual and potential compensation in making decisions.
In addition to reviewing data from the Comparator Groups and tally sheets, the Committee also considers a number of factors that it deems important in setting target total direct compensation for each Named Executive Officer:

•	Individual responsibilities, experience and achievements of the Named Executive Officer and potential contributions towards Bunge's performance;

•	Recommendations from its independent compensation consultant;

•	Recommendations from the CEO and Chief Human Resources and Communications Officer (for officers other than themselves); and

•	Historical relationship between CEO pay and performance against the Peer Group.
The differences in target compensation levels among our Named Executive Officers are primarily attributable to the differences in the median range of compensation for similar positions in the Comparator Groups and the factors described above.
ROLE OF EXECUTIVE OFFICERS
Assist the Committee in executing on our pay for performance strategy. The CEO assists the Committee in setting the strategic direction of our executive compensation program; evaluates the performance of the Named Executive Officers (excluding himself); and makes recommendations to the Committee regarding their compensation in consultation with the Chief Human Resources and Communications Officer. The CEO and the Chief Human Resources and Communications Officer also participate in developing and recommending the performance criteria and measures for our Named Executive Officers under our annual and equity incentive plans for consideration by the Committee. Although the Committee gives significant weight to the CEO's recommendations, the Committee retains full discretion in making compensation decisions.
No other executive officers participated in the executive compensation process for 2018. Bunge's human resources department, under the supervision of the Chief Human Resources and Communications Officer, also supports the Committee in its work and implements our executive compensation program.
ROLE OF COMPENSATION CONSULTANT
Provide the Committee independent advice in fulfilling its mission. Pursuant to its charter, the Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Committee has sole authority to retain or terminate any such advisors and to approve their fees.
The Committee has retained Semler Brossy Consulting Group ("Semler Brossy") as its independent compensation consultant to provide information, analysis, and objective advice regarding our executive compensation program. Management has no role in the Committee selecting Semler Brossy. The Committee periodically meets with Semler Brossy to review our executive compensation program and discuss compensation matters. For 2018, Semler Brossy performed the following functions at the Committee's request:

•	Assisted the Committee in the review and assessment of the Peer Group;

•	Compared each element of the Named Executive Officers' target total direct compensation opportunity with the corresponding compensation elements for the Comparator Groups to assess competitiveness;

•
Prepared an analysis of pay and performance relative to the Peer Group and other comparator groups used by proxy advisory firms to support the Committee's goal of aligning our executive compensation program with shareholders' interests;

•	Prepared the compensation risk assessment for Bunge executives and reviewed the compensation risk assessment for non-executive roles prepared by management;

•	Advised the Committee with respect to the value of long-term incentive awards;

•	Advised the Committee on competitive pay practices for non-employee director compensation;

•	Prepared presentations for the Committee on general U.S. trends and practices in executive compensation;

•	Supported the Committee in its review of the Compensation Discussion and Analysis;

•	Advised the Committee on the design of executive incentive programs and arrangements;

•	Advised the Committee on competitive practice with respect to executive severance and change in control arrangements.
The Committee reviews its relationship with Semler Brossy annually. The process includes a review of the quality of the services provided, the fee structure for the services, and the factors impacting Semler Brossy's independence under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. In March 2019, the Committee concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Committee.
COMPETITIVE MARKET POSITIONING
Opportunities to earn superior pay for superior performance.  Bunge uses various methods to determine the elements of our executive compensation program and review current compensation practices and levels. Our executive compensation program strives to provide a mix of base salary, target annual cash incentive awards and target annual long-term equity-based incentive award values (referred to, in aggregate, as target total direct compensation) that is aligned with the program's principles and objectives and is competitive with compensation provided by a peer group of selected publicly-traded companies.

The Committee, in consultation with its independent compensation consultant, Semler Brossy, selects a number of peer group companies (the "Peer Group") having one or more of the following characteristics:

The Committee periodically reviews the composition of the Peer Group and, as appropriate, updates it to ensure continued relevance and to reflect mergers, acquisitions or other business related changes that may occur. The composition of the companies comprising the Peer Group remained unchanged from 2017, with the exception of the replacement of Alcoa Inc. with Alcoa Corporation and ConAgra Foods Inc. with ConAgra Brands as the result of the separation of both predecessors into two separate companies.

50% Peers

- Air Products & Chemicals Inc.
- Alcoa Corporation
- Archer Daniels Midland Company
- ConAgra Brands
- FedEx Corp.
- General Mills Inc.
- International Paper Company
- Kellogg Company
- Monsanto Company
- The Mosaic Company
- PotashCorp
- PPG Industries, Inc.
- Praxair Inc.
- Tyson Foods, Inc.
- United Parcel Service, Inc.
- U.S. Steel Company
- WestRock

50% General Industry

- Companies are chosen from relevant industries based on business characteristics, profit margin composition, staffing model, and global footprint.
- Size screens determine the final firms included for comparison – 20% - 150% of Bunge's adjusted revenue and approximately 50% – 300% of Bunge's market capitalization.
- Mr. Thomsen's total compensation is further evaluated using commodity trading data from companies in the McLagan Fixed Income Sales and Trading Survey.

In determining Named Executive Officer compensation, the Committee reviews a market analysis prepared by Semler Brossy which includes equally weighted general industry and Peer Group compensation data provided by Towers Watson and McLagan. This data enables the Committee to compare the competitiveness of Named Executive Officer compensation based on their individual responsibilities and scope against comparable positions within our Peer Group and a broader general industry group of public companies. The Peer Group and other data sources are referred to collectively as the "Comparator Groups."
Neither Towers Watson nor McLagan makes recommendations or participates with the Committee in discussions regarding the determination of amounts or forms of compensation for the Named Executive Officers. Towers Watson and McLagan from time to time provide other compensation consulting services to management.
As an initial guideline, the Committee generally seeks to set target total direct compensation levels for each Named Executive Officer within a range (+/- 15%) of the median of the Comparator Groups. Our executive compensation program retains the flexibility to set target total direct compensation above or below the median of the Comparator Groups in the Committee's reasonable discretion in order to recognize factors such as market conditions, job responsibilities, experience, skill sets and ongoing or potential contributions to Bunge. In addition, actual compensation earned in any annual period may be at, above, or below the median depending on the individual's and Bunge's performance for the year.

PRINCIPAL ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
BASE SALARY
Compensation for responsibilities, skill and experience.  A portion of annual cash compensation is paid as base salary to provide Named Executive Officers with an appropriate level of security and stability as well as to provide a competitive level of pay for the execution of their key responsibilities. Base salaries for the Named Executive Officers are reviewed on an annual basis, and in connection with a promotion or other change in responsibilities. The Committee establishes base salaries for the Named Executive Officers based on a number of factors, including:

•	Evaluation of the executive's scope of responsibilities;

•	Experience, contributions, skill level and level of pay compared to comparable executives in the Comparator Groups;

•	Recommendations from Semler Brossy; and

•	Recommendations from the CEO, in consultation with the Chief Human Resources and Communications Officer, for each Named Executive Officer other than the CEO.
There is no set schedule for base salary increases. Salary increases are periodically provided based on competitive factors or in connection with an increase in responsibilities. Base salaries are generally targeted at approximately the median level for comparable executives in the Comparator Groups. The Committee set the base salaries of the Named Executive Officers in 2018 as follows:

Executive	2018 Base Salary (as of 12/31/2018)

Soren Schroder	$1,300,000
Thomas Boehlert	$775,000
Raul Padilla (1)	$978,731
Brian Thomsen (2)	$813,120
Gordon Hardie	$700,000
The Committee increased Mr. Boehlert's base salary to $775,000 (from $680,000 in 2017) to reflect market competitive positioning for comparable positions in the Comparator Group. No other Named Executive Officer received a salary increase in 2018.

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.2579 U.S. dollars per Brazilian real as of December 31, 2018.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018
The base salary earned by each Named Executive Officer is set forth in the "Salary" column of the Summary Compensation Table on page 51 of this proxy statement.
ANNUAL CASH INCENTIVE AWARDS
Drive achievement of short-term progress toward long-term value creation.    The Committee provides Named Executive Officers an opportunity to earn cash incentive awards under Bunge's Annual Incentive Plan, an annual, performance-based incentive plan that is available to a broad group of employees. The Annual Incentive Plan provides a cash incentive that is directly related to the achievement of predetermined financial and strategic measures, based on a formula related to total Bunge, business unit (segment and/region) and individual performance and contributions that drive annual results aligned with our long-term strategy and goals.
Target annual cash incentive award opportunities under the Annual Incentive Plan are established by the Committee using analyses of comparable executives in the Comparator Groups and based on a percentage of each Named Executive Officer's base salary. The Committee generally sets target annual cash incentive opportunities for Named Executive Officers at approximately the median level for comparable executives in the Comparator Groups. The following target annual incentive awards were established by the Committee for 2018:

Executive	2018 Target Annual Incentive as a Percent of Base Salary	2018 Target Annual Incentive Award Opportunity

Soren Schroder	160%	$2,080,000
Thomas Boehlert	100%	$775,000
Raul Padilla (1)	100%	$978,731
Brian Thomsen (2)	150%	$1,219,680
Gordon Hardie	100%	$700,000

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.2579 U.S. dollars per Brazilian real as of December 31, 2018.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018.
Performance is heavily weighted towards the achievement of financial performance metrics. The actual annual incentive awards earned by each Named Executive Officer may be above, at, or below the established target level based on Company and/or business unit financial performance and the Named Executive Officer's individual performance goals attained for the relevant year. In order to receive a partial incentive award under the Annual Incentive Plan, a threshold level of performance must be attained with respect to the performance metrics and goals. If threshold performance levels are not achieved, no payout is made. Maximum performance levels provide an incentive to significantly enhance performance and are set at challenging levels. Incentive opportunities are subject to caps on the amounts that can be earned, so as not to encourage undue risk taking.
For 2018, the Named Executive Officers were eligible to receive an annual cash incentive award ranging from 0 percent to 240 percent of their target annual incentive award opportunity. Achievement of 240 percent of target requires both financial and individual performance at maximum levels, and is expected to be achieved in only rare circumstances.
Financial Performance Metrics
Reward achievement of earnings and capital efficiency targets.    For 2018, the Committee allocated Annual Incentive Plan metrics between (i) ROIC for Bunge as a whole and/or for the business unit for which a Named Executive Officer had primary responsibility and (ii) net income from continuing operations after non-controlling interest for Bunge as a whole and/or EBIT of its business units, based on the primary responsibilities of the Named Executive Officer. All Named Executive Officers have a minimum of 40% of their annual incentive opportunity based on Bunge performance as a whole. Target levels are aligned with the annual business plan and reflect the achievement of market competitive financial performance.

•
ROIC measures the relationship between profits and the invested capital used in our businesses. As Bunge operates in a number of capital intensive businesses, ROIC allows us to measure management's ability and efficiency in using capital to generate profits.

•
Net income from continuing operations after non-controlling interest (net income) measures profitability of ongoing business operations of Bunge Limited as a whole adjusted for non-controlling interests. The Committee views this metric as a useful measure of the overall profitability of ongoing business operations.

•
EBIT measures earnings before interest and income tax expense. The Committee views EBIT as a useful measure of a business unit's performance without regard to its financing methods or capital structure. EBIT is a financial measure that is widely used by analysts and investors in Bunge's industries.

For 2018, the Committee established the following performance weightings under the Annual Incentive Plan. The weightings assigned to Mr. Padilla, Mr. Thomsen, and Mr. Hardie reflect responsibility for their respective business segments.

	Bunge Limited	Business		Individual
Soren Schroder	80%			20%
Thomas Boehlert	80%			20%
Raul Padilla	40%	South America Agribusiness	15%	20%
		South America Food & Ingredients	15%
		Global Sugar & Bioenergy	10%
Brian Thomsen	40%	Global Agribusiness	40%	20%
Gordon Hardie	40%	Global Food & Ingredients	40%	20%

Performance Metric	ROIC 60% Net Income 40%	ROIC 60% EBIT 40%	Strategic Objectives 100%
The following table sets forth the threshold, target and maximum performance goals established for the financial metrics under the Annual Incentive Plan for 2018 and the actual results achieved against those metrics (dollar amounts are in millions of U.S.$):

Business Unit or Segment	Threshold	Target	Maximum	Actual
Bunge Ltd.
Net Income	$357.3	$542.1	$788.5	$393.0
ROIC	3.4%	5.2%	7.6%	4.9%
South America Agribusiness
EBIT	$225.6	$342.3	$497.9	$368.0
ROIC	4.7%	7.1%	10.4%	9.6%
South America Food & Ingredients
EBIT	$42.3	$64.2	$93.4	$77.0
ROIC	3.8%	5.7%	8.3%	7.6%
Global Sugar & Bioenergy
EBIT	$53.9	$81.8	$119.0	$(107.0)
ROIC	2.6%	4.0%	5.8%	(6.6)%
Global Agribusiness
EBIT	$371.2	$563.2	$819.2	$761.0
ROIC	3.4%	5.2%	7.6%	6.8%
Global Food & Ingredients
EBIT	$169.4	$257.0	$373.8	$228.0
ROIC	3.6%	5.5%	7.9%	5.4%
Amounts used to determine performance against financial metrics are derived from our audited financial statements. Under the terms of the Annual Incentive Plan, the Committee may adjust actual results achieved, in its discretion, if it determines that such adjustment is appropriate to reflect unusual, unanticipated or non-recurring items or events. Consistent with past practice and according to pre-established principles, in calculating payouts for 2018 Annual Incentive Plan awards, the Committee chose to exclude certain gains and charges as disclosed in the

Company's earnings release filed on Form 8-K on February 22, 2019. In addition, consistent with past practices and in accordance with pre-established principles, in calculating payouts for 2018 Annual Incentive Plan awards, the Committee made several adjustments for certain items related to the Global Competitiveness Program and restructuring costs, certain tax-related items resulting from tax reform legislation, regulatory rulings and valuation allowances and the early redemption of debt.
Individual Performance Metrics
Reward successful execution of strategic initiatives.  In addition to the attainment of financial metrics, each Named Executive Officer was evaluated on the achievement of individual performance objectives that relate to the achievement of specific aspects of our business plans and strategies, as well as other initiatives relating to the executive's position.
Annual Product Line Incentive Awards
As President Agribusiness, Brian Thomsen had responsibility for both the asset-based and risk management components of the Company's agribusiness segment. Accordingly, he participated in two performance-based annual incentive opportunities in 2018 - the Annual Incentive Plan, consistent with other Named Executive Officers as described above, and an annual product line incentive award opportunity based on the trading profits earned by Bunge's agribusiness product lines.
This award opportunity is linked directly to the achievement of pre-established performance objectives aligned with the long-term success and strategic goals of our agribusiness product lines. The award, when combined with the annual incentive, is intended to align the compensation we provide for this position with that provided to comparable executives in commodity trading environments in the Comparator Groups. The award payout is based on actual performance achieved by the product lines, and in order to receive an award payout, a threshold performance level must be achieved. Mr. Thomsen was eligible to receive an award opportunity ranging from 0 percent to 250 percent of his target award for 2018. The target award was 150% of base salary or $1,219,680, converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018.
The performance metric used for the product line incentive award is Risk Adjusted Profit. We define Risk Adjusted Profit as the aggregate profits generated from our global risk management activities in the agribusiness product lines (based on adjusted earnings before interest and taxes), after applying working capital and risk capital charges to take into account the amount of capital utilized and the underlying risk taken during the year.
The following table sets forth the threshold, target and maximum performance and award opportunities that the Committee established for 2018:

Award Level	2018 Risk Adjusted Profit (1)	Percentage of Target

Below Threshold	Less than $140 million	0%
Threshold	$140 million	25%
Target	$280 million	100%
Maximum	$420 million	250%

(1)	Results between award levels are interpolated.
In order to ensure results are sustainable and to mitigate inappropriate risk taking, the Committee requires that a portion of the product line award payout be deferred over a three year period and be at risk based on future performance of the agribusiness product lines. Amounts deferred are eligible to be paid out in three annual installments, subject to reduction or forfeiture in the event of (i) a cumulative annual risk management loss for the agribusiness product lines during the deferral period; (ii) an executive's resignation of employment for any reason; or (iii) an executive's termination of employment for "cause."
In March 2019, the Committee determined that Risk Adjusted Profit for the 2018 performance period was below threshold of $140 million, and did not award Mr. Thomsen a payout under the plan.
2018 Annual Incentive Award Determinations

Following completion of audited financial results for the prior fiscal year, the Committee reviews and approves the annual incentive awards based on the results achieved against financial metrics and individual performance metrics as described above.
The Committee seeks to set rigorous goals at the beginning of the year and evaluates preliminary payouts at year-end to ensure appropriate alignment of pay and performance. Based on actual Bunge, business unit, segment, and individual performance relative to the goals established at the beginning of 2018, Named Executive Officer annual incentive awards were preliminarily determined to pay out between 86% and 141% of target. In light of an agribusiness operating environment in 2018 that was more favorable than anticipated, the Committee determined that the preliminary payouts did not appropriately reflect the Board’s view of overall Bunge performance for the year. Accordingly, the Committee decided to apply negative discretion to two individuals: Mr. Schroder and Mr. Thomsen.
The following table sets forth the total short-term incentive awards paid to each Named Executive Officer for performance achieved in 2018:

Executive	Incentive Plan(s)	Target Award	Calculated Payout as % of Target	Final Payout

				% of Target	Amount
Soren Schroder	Annual Incentive	$2,080,000	86%	80%	$1,660,000(3)
Thomas Boehlert	Annual Incentive	$775,000	90%	90%	$700,000
Raul Padilla(1)	Annual Incentive	$978,731	113%	113%	$1,103,812
Gordon Hardie	Annual Incentive	$700,000	96%	96%	$670,000
Brian Thomsen(2)	Annual Incentive	$1,219,680	141%	88%	$1,077,384
	Product Line Incentive	$1,219,680	0%	0%	$0
	Total Short Term Incentive	$2,439,360	70%	44%	$1,077,384

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.2579 U.S. dollars per Brazilian real as of December 31, 2018.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018.

(3)
Pursuant to the Separation Agreement dated December 13, 2018, Mr. Schroder received the amount for the financial component of the annual incentive in accordance with actual company performance as certified by the Committee.

The actual amount awarded to each Named Executive Officer is also set forth in the "Non Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 51 of this proxy statement.

LONG-TERM INCENTIVE COMPENSATION
Aligns majority of pay with shareholder interests.  The long-term equity based incentive element of our executive compensation program is designed to provide Named Executive Officers with a continuing stake in our long-term success and serves as an important retention tool. We further emphasize equity ownership by senior executives through the share ownership guidelines described on page 45 of this proxy statement.
Pursuant to the Equity Incentive Plan, the Committee primarily grants long-term incentive awards to Named Executive Officers in the form of:

•	Non-qualified stock options; and

•	Restricted stock units that vest upon the achievement of certain pre-established performance metrics over a specified performance period (PBRSUs).
Grants are generally made in the first quarter of each year, when compensation decisions for the year are made and after the public release of Bunge's year end audited financial results. In limited, special situations, equity awards may be granted at other times in the event of a new hire, promotion, for retention purposes or to recognize exceptional performance.
In 2018, the Committee targeted to grant Named Executive Officers a mix in value of 30% stock options and 70% PBRSUs to further reinforce the performance driven nature of our executive compensation program by focusing on both the strategic drivers and the achievement of enhanced long-term shareholder value. The Committee targets the value of the long-term incentive awards granted to the Named Executive Officers to provide total compensation opportunities that approximate the median of comparable executives in the Comparator Groups.
The Committee also considers the following factors in determining the type and amount of long-term incentive awards:

•	Potential shareholder dilution;

•	Share overhang (defined as the number of shares available for grant, plus outstanding stock option and restricted stock unit awards);

•	Paper gains on outstanding long-term incentive awards; and

•	Projected cost and accounting expense on Bunge's earnings.
In 2018, the Committee granted the following long-term incentive award amounts to Named Executive Officers:

Executive	2018 Total Long-Term Incentive Targeted Value	2018 Total Long-Term Incentive Award Accounting Value

Soren Schroder	$8,500,000	$9,034,280
Thomas Boehlert	$2,200,000	$2,401,825
Raul Padilla	$2,250,000	$2,456,700
Brian Thomsen	$2,000,000	$2,182,325
Gordon Hardie	$2,000,000	$2,182,325
In determining the number of options and units to grant, the Committee applies a formula that considers the 30, 60 and 90 day historical average prices of Bunge shares, in order to minimize the impact of daily changes in stock price on the number of shares granted. When the average differs significantly from the spot price on the grant date, the accounting value of long-term awards can vary from the targeted value, as the accounting value is required under ASC Topic 17 to be based on the price on the date of grant. The actual amount awarded to each Named Executive Officer is also set forth in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table on page 51 of this proxy statement.
Stock Option Awards
Rewards stock price appreciation.    Stock option awards reflect the pay for performance principles of our executive compensation program by directly linking long-term incentives to stock price appreciation. Stock options have value only if the trading price of Bunge's common shares exceeds the exercise price of the stock option. Stock options also help us maintain competitive compensation levels and retain executive talent through a multi-year vesting schedule. Stock options generally vest in three equal annual installments following the option grant date and remain exercisable until the tenth anniversary of the grant. Pursuant to the terms of the Equity Incentive Plan, the Committee sets the exercise price of a stock option based on the average of the high and low sale prices of Bunge's common shares on the NYSE on the date of grant.
On February 28, 2018, the Committee approved the grant of stock options to the Named Executive Officers effective February 28, 2018 (the grant date), with the exception of Mr. Schroder, with an exercise price equal to the average of the high and low sale prices of Bunge's common shares on the grant date. Mr. Schroder received his grant on March 4, 2018 after the Committee completed its review of his annual compensation. The exercise price of his stock was based on the higher of the average of the high and low sale prices of Bunge's common shares on February 28 and on March 4, 2018.
For expense purposes, stock options are valued using a Black Scholes option pricing model. As mentioned above, the Committee targeted to deliver 30% of the value of the 2018 long-term incentive award in stock options.
Information regarding the grant date fair value and the number of stock options awarded to each Named Executive Officer in 2018 is set forth in the Grants of Plan Based Awards Table on page 52 of this proxy statement.
Performance-Based Restricted Stock Unit Awards

Rewards achievement of long-term value drivers (EPS and ROIC) and stock price appreciation.
2018-2020 Award Decisions.  PBRSUs are tied to Bunge's long-term performance to ensure that Named Executive Officer pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance earnings growth and efficient use of capital, the Committee has chosen to measure performance in an equal mix of three year cumulative EPS and three year average ROIC at total Bunge level. The Committee considers EPS and ROIC key drivers of shareholder value, and fundamental to long-term value creation.
On February 28, 2018, the Committee approved the grant of PBRSUs for the 2018-2020 performance period, effective February 28, 2018 (the grant date) with the exception of Mr. Schroder. Mr. Schroder received his grant on March 4, 2018 after the Committee completed its review of his annual compensation. Payouts of the PBRSUs, if any, will generally be subject to the Named Executive Officer's continued employment with Bunge through the vesting date (generally, the third anniversary of the grant date) and will be based (i) 50% on Bunge's achievement of cumulative, diluted EPS targets and (ii) 50% on Bunge's achievement of average ROIC targets established by the Committee on the grant date. Upon vesting, each PBRSU is settled with a Bunge common share. In addition, dividend equivalents are paid in Bunge common shares on the date that PBRSUs are otherwise paid out, based on the number of shares vesting. However, in no event will dividend equivalents be paid on any shares in excess of the target award granted.
We define diluted EPS as Bunge's earnings per share from continuing operations calculated using fully diluted weighted average common shares outstanding as reflected in our reported audited financial statements. In setting the 2018-2020 EPS targets, the Committee considered multiple factors, including:

•	Bunge’s strategic and annual business plans

•	Investor expectations

•	Peer and broader market historical performance

•	Industry economic factors

•	Bunge historical performance

•	Expected payout frequency of 80% - 90% at or above threshold, 50% - 60% at or above target, and 10% - 20% at maximum.
The resulting EPS targets represent a three-year compound annual growth rate above the 75th percentile of the historical growth of our peers.
ROIC targets are established at levels that are intended to incentivize achievement of Bunge's long-term strategic plans and the continuous improvement of returns relative to our cost of capital.
Given performance targets for the 2018-2020 cycle are based on long-term strategic and business plans, and it is Bunge's policy not to provide specific earnings guidance, specific targets are not disclosed prior to the end of the performance period as the Committee believes that disclosure would cause competitive harm to the company.
As mentioned above, the Committee targeted to deliver 70% of the value of the 2018 long-term incentive award in PBRSUs. Information regarding the fair market value and number of PBRSUs that the Named Executive Officers may earn at the end of the 2018-2020 performance period, subject to satisfaction of the performance metrics described above, is shown in the Grants of Plan Based Awards Table on page 52 of this proxy statement.
2016-2018 PBRSU Award Determinations.  Each year, following the end of a three year PBRSU performance cycle, the Committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the Committee's discretion under the Equity Incentive Plan to adjust such results for non-recurring charges and other one-time events.
In March 2019, the Committee reviewed and certified achievement of the performance metrics for the PBRSUs granted on March 1, 2016 for the 2016-2018 performance period. Fifty percent of the 2016-2018 awards vest based on three year cumulative fully diluted EPS from continuing operations and 50% on three year average ROIC.

The following table shows the results for the 2016-2018 performance cycle:

Performance Metric	Threshold	Target	Maximum	Actual

Cumulative 3-year diluted EPS from continuing operations	$11.05	$18.42	$29.47	9.63(1)
3-year average ROIC	7.0%	7.8%	9.5%	5.7%(1)
(1) Adjusted for non-recurring charges and other one-time events subject to the Committee's discretion.
Based on the Committee's determination that performance was below threshold levels set forth above, no PBRSUs were paid out to our Named Executive Officers for the 2016-2018 performance period.
2018 Incentive Program Results Summary
The table below summarizes the total 2018 award payout for the short-term incentives and PBRSUs combined based on the relevant performance period ending December 31, 2018.

	Target Award			Actual Award			Total Actual
Executive	Short Term	PBRSU	Total	Short Term	PBRSU	Total	Award as
	Incentive			Incentive			of Target
Soren Schroder	$2,080,000	$4,950,000	$7,030,000	$1,660,000	$—	$1,660,000	24%
Thomas Boehlert	$775,000	$490,000	$1,265,000	$700,000	$—	$700,000	55%
Raul Padilla(1)	$978,731	$1,450,000	$2,428,731	$1,103,812	$—	$1,103,812	45%
Gordon Hardie	$700,000	$1,250,000	$1,950,000	$670,000	$—	$670,000	34%
Brian Thomsen(2)	$2,439,360	$1,250,000	$3,689,360	$1,077,384	$—	$1,077,384	29%
Total(3)	$6,973,091	$9,390,000	$16,363,091	$5,211,196	$—	$5,211,196	32%

(1)	Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.2579 U.S. dollars per Brazilian real as of December 31, 2018.

(2)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018.

(3)	Stock Options are excluded from the summary as the term exceeds the length of the one-year and three-year performance periods for the short-term and PBRSU incentive programs, respectively.
2019 Long-Term Incentive Compensation Preview
With respect to the grant of 2019 long-term incentive awards, the Committee has taken the following actions:
Change in Long-Term Incentive Award Mix: Bunge's ongoing strategic review of our capital allocation framework and business portfolio creates difficulty in the setting of multi-year financial goals.  Given this, and the ongoing need to retain key executives, the Committee has decided to change the mix of long-term incentive awards granted to the Named Executive Officers reporting to the Acting CEO to 50% PBRSUs, 30% time-based restricted stock units and 20% stock options for 2019. This results in a long-term incentive award mix that is more closely aligned with the long-term incentive mix of the companies in our Comparator Groups.
Special Equity Award: In order to recognize the exceptional success in exceeding our Global Competitiveness Program cost reduction targets in 2017 and 2018, the Committee made a one-time award of 27,500 time-based restricted stock units on March 12, 2019 to Mr. Boehlert which will fully vest on March 12, 2021, subject to his continued employment.

RETIREMENT AND EXECUTIVE BENEFITS
Competitively address basic health, welfare and retirement income needs. Bunge provides employees with a wide range of retirement and other employee benefits that are designed to assist in attracting and retaining employees critical to Bunge's long-term success and to reflect the competitive practices of the companies in the Peer Group. Named Executive Officers are eligible for retirement benefits under the following plans: (i) Bunge U.S. Pension Plan; (ii) Bunge Excess Benefit Plan; (iii) Bunge U.S. supplemental executive retirement plan ("SERP"); (iv) Bunge Retirement Savings Plan; and (v) Bunge Excess Contribution Plan. Our executive compensation program also provides Named Executive Officers with limited perquisites and personal benefits. The Committee, in consultation with Semler Brossy, periodically reviews the benefits provided to the Named Executive Officers to ensure competitiveness with market practices.
Retirement Plans
The U.S. Pension Plan is a tax qualified retirement plan that covers substantially all U.S. based salaried and non-union hourly employees. Each U.S. based Named Executive Officer is eligible to participate in the plan. All employees whose benefits are limited by the Internal Revenue Code, including the Named Executive Officers, are eligible to participate in the Excess Benefit Plan. In addition, each U.S. based Named Executive Officer is eligible to participate in the SERP. The U.S. Pension Plan, SERP and Excess Benefit Plan are described in the narrative following the Pension Benefits Table on page 56 of this proxy statement, and the estimated annual normal retirement benefits payable to the Named Executive Officers (determined on a present value basis) are set forth in the Pension Benefits Table on page 56 of this proxy statement.
Each Non U.S. based Named Executive Officer is eligible to participate in a statutory retirement plan that covers substantially all employees who are employed in the country where the Named Executive Officer is based. Amounts contributed by Bunge to such plans are set forth in the "All Other Compensation" column of the Summary Compensation Table on page 51 of this proxy statement.
401(k) Plan and Excess Contribution Plan
The Retirement Savings Plan is a tax qualified retirement plan that covers substantially all U.S. based salaried and non-union hourly employees. Each U.S. based Named Executive Officer is eligible to participate in the plan. All employees whose benefits are limited by the Internal Revenue Code, including the Named Executive Officers, are eligible to participate in the Excess Contribution Plan. The Retirement Savings Plan and the Excess Contribution Plan are described in the narrative following the Nonqualified Deferred Compensation Table on page 58 of this proxy statement.
Company matching contributions allocated to the Named Executive Officers under the Retirement Savings Plan and the Excess Contribution Plan are shown in the "All Other Compensation Total" column of the Summary Compensation Table on page 51 of this proxy statement.
Health and Welfare Plans
Active employee benefits such as medical, dental, life insurance and disability coverage are available to U.S. employees through Bunge's flexible benefits plan. Employees contribute toward the cost of the flexible benefits plan by paying a portion of the premium costs on a pre-tax basis. Long-term disability coverage can be paid on an after tax basis at the employee's option.
Perquisites and Executive Benefits
It is the Committee's practice to limit special perquisites and executive benefits provided to the company's executives. The Committee periodically reviews the perquisites provided to Bunge's executive officers under our executive compensation program. Under the current policy, Bunge provides U.S. based executive officers, including the Named Executive Officers, with a limited annual perquisite allowance of $9,600. Non-U.S. Named Executive Officers are provided with an automobile allowance in accordance with company programs and local market practices.
SEVERANCE AND CHANGE OF CONTROL BENEFITS
Focus executives on shareholder interests during periods of uncertainty.  Our executive compensation program is designed to provide for the payment of severance benefits to our Named Executive Officers upon certain types of employment terminations. Providing severance and change of control benefits assists Bunge in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that focus executives on completing such transactions, thus enhancing long-term shareholder value. The Named Executive Officers are provided with severance benefits under individual arrangements.
Mr. Schroder's employment agreement includes change of control severance protections. His employment agreement contains a "double trigger" vesting requirement for the payment of severance benefits, meaning that both a change of control must occur and his employment must also be terminated under certain specified circumstances before he is entitled to any severance payment. All unvested equity awards are also subject to double trigger vesting upon a change of control.
In connection with Mr. Schroder's resignation as CEO, Bunge entered into a separation agreement with him dated as of December 13, 2018. The terms of the separation agreement are set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 60 of this proxy statement.
To enhance retention and align with market practice, on November 1, 2017, we entered into change of control severance agreements with our Named Executive Officers, other than Mr. Schroder, whose employment agreement contained such a provision. The change of control severance agreements also contain a "double trigger" vesting requirement for the payment of severance benefits. All unvested equity awards are also subject to double trigger vesting upon a change of control. The change of control severance agreements include an 18-month non-competition covenant.
None of our employment agreements, change of control severance agreements or other compensation arrangements provide for a golden parachute excise tax gross up.
The terms of the individual arrangements and a calculation of the estimated severance benefits payable to each Named Executive Officer under their respective arrangements are set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 60 of this proxy statement.

COMPENSATION GOVERNANCE
The Committee maintains and is committed to a policy of strong corporate governance. The principal governance elements of our executive compensation program are described in further detail below.
EXECUTIVE COMPENSATION RECOUPMENT POLICY
Mitigate unnecessary risk taking that may have adverse impact on Bunge.  The Committee has adopted a recoupment policy ("clawback") with respect to executive compensation. The policy provides that, if the Board or an appropriate committee thereof determines that an executive officer or other senior executive has engaged in any fraud or misconduct that caused or was a significant contributing factor to Bunge having to restate all or a portion of its financial statement(s), the Board or committee shall take such actions as it deems appropriate to remedy the misconduct and prevent its recurrence.
The actions that may be taken against a particular executive include:

•	Requiring reimbursement of any bonus or incentive compensation paid to the executive;

•	Causing the cancellation of any equity based awards granted to the executive;

•
Seeking reimbursement of any gains realized on the disposition or transfer of any equity based awards, if and to the extent that, (i) the amount of compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the executive engaged in fraud or misconduct that caused or significantly contributed to the restatement and (iii) the amount of the compensation that would have been awarded to or received by the executive had the financial results been properly reported would have been lower than the amount actually awarded or received.

Any recoupment under this policy is in addition to any other remedies that may be available to Bunge under applicable law.

The Committee will review the recoupment policy in connection with rules on executive compensation recoupment that are anticipated to be issued under the Dodd Frank Wall Street Reform and Consumer Protection Act to determine if the policy should be revised.
SHARE OWNERSHIP GUIDELINES
Ensure appropriate level of long-term wealth tied to shareholder returns. To further align the interests of senior management with our shareholders, the Board maintains share ownership guidelines that require executive officers to hold significant amounts of Bunge common shares. Executive officers are expected to meet minimum ownership guidelines by April 30th following the fifth anniversary of the date the executive is hired or appointed to a covered title, as applicable. The guideline applicable to senior executives is based on a multiple of base salary.

•	Chief Executive Officer – six times base salary.

•	Other Named Executive Officers – three times base salary.
The Committee reviews the progress of the Named Executive Officers toward meeting the ownership guidelines annually. In the event of financial hardship or other good cause, the Committee may approve exceptions to the share ownership guidelines as the Committee deems appropriate. For a description of the ownership guidelines applicable to our non-employee directors, see "Director Compensation" on page 24 of this proxy statement.
The following count towards meeting the ownership guideline: (i) shares directly or indirectly beneficially owned by the executive; (ii) shares underlying hypothetical share units held under Bunge's deferred compensation plans; (iii) 50% of the value of unvested time-based RSUs; and (iv) 50% of the difference between the exercise price of a vested, in the money stock option and the fair market value of a Bunge common share. Unvested stock options and unearned PBRSUs do not count toward achievement of the guidelines.
Executive officers, including the Named Executive Officers, are required to hold 50% of the net shares acquired through long-term incentive plans (such as stock options or PBRSUs) until the guidelines are met. If the initial ownership period has lapsed, and the minimum ownership guideline is not met, executive officers are required to hold 100% of net shares acquired until the guideline is met.
To further encourage a long-term commitment to Bunge's sustained performance, executive officers are prohibited from hedging, pledging or using their common shares as collateral for margin loans.
TAX DEDUCTIBILITY OF COMPENSATION
Optimize tax deductibility in keeping with compensation philosophy.  Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction in any one year for compensation in excess of $1 million payable in any year to the corporation’s chief executive officer and other “covered employees,” as defined in Section 162(m).  Prior to January 1, 2018, an exception to this deduction limit was available for “performance-based” compensation that was approved by stockholders and otherwise satisfied certain requirements under Section 162(m).  As a result of the enactment of U.S. tax reform legislation in 2017, the performance-based compensation exception is no longer available to Bunge for taxable years beginning after December 31, 2017 unless such compensation qualifies for certain transition relief for binding written contracts that were in effect on November 2, 2017. The tax reform legislation also expanded the definition of “covered employees” to include the chief financial officer and certain former named executive officers who were disclosed in Bunge’s proxy statement after January 1, 2017.
While our executive compensation program has sought to maximize the tax deductibility of compensation payable to the Named Executive Officers to the extent permitted by law, the Committee retained the flexibility and discretion to make compensation decisions that are based on factors other than Section 162(m) when necessary or appropriate (as determined by the Committee in its sole discretion) to enable Bunge to continue to attract, retain, reward and motivate its highly-qualified executives. The Committee does not intend to change the pay-for-performance approach of Bunge’s executive pay program due to the enactment of tax reform.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and be included in Bunge Limited's Annual Report on Form 10-K for the year ended December 31, 2018.
Members of the Compensation Committee
Andrew Ferrier, Chair
Ernest G. Bachrach
Vinita Bali
L. Patrick Lupo
John E. McGlade
Henry W. (Jay) Winship

COMPENSATION AND RISK
We believe our compensation programs are designed to establish an appropriate balance between risk and reward in relation to Bunge's overall business strategy. To that end, the Compensation Committee has conducted a compensation risk assessment, with the assistance of management and Semler Brossy, the Committee's independent compensation consultant. Semler Brossy prepared a risk assessment of the executive programs; Management prepared an assessment of the broad-based programs, which was review by Semler Brossy.
The Committee focused its assessment on our executive compensation program, as these are the employees whose actions are most likely to expose Bunge to significant business risk. The relevant features of the executive compensation program that mitigate risk are as follows:

•
The program utilizes annual and long-term financial performance goals that are tied to key measures of short term and long-term performance that drive shareholder value, and targets are set with a reasonable amount of stretch that should not encourage imprudent risk taking.

•	The Committee sets target awards under the executive compensation program following the receipt of advice and industry benchmarking surveys provided by Semler Brossy.

•	The annual incentive and long-term equity based compensation program awards are tied to several performance metrics to reduce undue weight on any one measure.

•	The annual incentive program's performance metrics appropriately balance focus on generating absolute profits and efficiently managing assets.

•	The use of non-financial performance factors in determining the actual payout of annual incentive compensation serves as a counterbalance to the quantitative performance metrics.

•
The executive compensation program is designed to deliver a significant portion of compensation in the form of long-term incentive opportunities, which focuses executives on the long-term success of Bunge and discourages excessive focus on annual results.

•
The equity incentive program uses a mix of stock options and performance-based restricted stock units that vest over a number of years to ensure that employees are focused on maximizing long-term shareholder value and financial performance and to mitigate the risks associated with the exclusive use of stock price based awards.

•
The performance metrics for the performance-based restricted stock units are based on overall Bunge performance over a three year period, reducing incentives to maximize one business unit's results and focusing on sustainable performance over a three year cycle rather than any one year.

•	Maximum awards that may be paid out under the annual incentive and equity incentive programs are subject to appropriate caps and the Committee retains the discretion to reduce payouts under the plans.

•
Bunge has adopted share ownership guidelines that further align the long-term interests of executives with those of our shareholders, as well as restrictions on hedging, holding Bunge common shares in a margin account and using Bunge common shares as collateral for loans, which seek to discourage a short term stock price focus.

•	Bunge has adopted an executive compensation recoupment policy for senior executives, as discussed in "Executive Compensation Recoupment Policy" on page 45 of this proxy statement.
Additionally, as part of its risk assessment, the Committee also reviewed Bunge's compensation program for employees who engage in trading and related activities within Bunge, whom we refer to collectively as global product line team members. Global product line team members have compensation risk higher than that of the overall employee population in that part of their compensation is linked to the profitability of their trading activities. In order to address and mitigate the potential risks associated with the compensation program for global product line team members, Bunge has implemented the following features:

•
Annual incentive compensation is not granted on a formulaic basis and the Committee retains the discretion to determine appropriate compensation levels for each participant as well as the size of the overall program based on the performance of the individual, the product line and the Company as a whole.

•
Global product line team members generally participate in the broad performance-based compensation programs for Bunge employees, including the annual incentive and equity incentive programs, which diversifies these employees' focus on performance beyond their individual product lines and aligns a significant portion of their compensation with the performance of the overall company or larger business unit.

•
Global product line incentive performance is determined after applying working capital and risk capital charges to ensure that performance is adjusted for the amount of capital utilized and underlying risk taken.

•
Global product line team members are subject to the deferral of a substantial portion of their annual incentive compensation for multiple years, with Bunge retaining the right to "recoup" the deferred amounts if the applicable product line incurs an operating loss in a subsequent year. This recoupment feature promotes retention, encourages participants to focus on sustained, superior long-term performance and helps discourage excessive risk taking behavior.

The Committee also reviewed the annual product line incentive award opportunity for the President, Agribusiness, as discussed in "Annual Product Line Incentive Awards" on page 39 of this proxy statement. As this incentive arrangement is materially consistent with the design of the compensation program for global product line team members, the risk mitigating factors that are listed above also apply to this annual incentive arrangement. As an additional risk mitigator, Bunge has implemented a payout cap of 250% of the annual incentive award target.
The Committee reviewed certain other trading compensation programs maintained by Bunge. These programs are based on a funded pool approach with the pool being tied to a percentage of relevant gross trading profit. Participants in these programs are not eligible for awards under Bunge's Annual Incentive Plan or Bunge's Equity Incentive Plan as their total incentive opportunity is directly tied to their trading performance. In order to address and mitigate the potential risk associated with these programs, Bunge has implemented the following features:

•	A risk oversight/governance process, including a committee that is responsible for the oversight of the participants and program arrangements.

•	Daily and monthly drawdown limits that trigger a review by the risk oversight/governance committee.

•	Daily value at risk limits and cumulative loss limits.

•	Risk capital charges to ensure that performance is adjusted for the underlying risk taken.

•	A deferral and recoupment feature should a participant incur a trading loss in a subsequent year.

Lastly, as part of its risk assessment, the Committee reviewed management's assessment of all other incentive programs offered at Bunge that meet certain aggregate payout and participation thresholds and found no material risks.
The Committee reviewed and discussed the findings of the risk assessment and believes that our compensation programs are appropriately balanced and do not motivate employees to take risks that are reasonably likely to have a material adverse effect on Bunge.

PAY RATIO DISCLOSURE
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of its CEO to the annual total compensation of the median employee of the Company.
Bunge plays a key role in the world’s food supply. What we do, and how we do it, matters to a wide range of communities, companies and individuals around the world. We employ more than 30,000 talented and engaged Bunge employees, who represent the diversity and global footprint of our business. On plantations, in silos, on the production floor, the trading desk and corporate headquarters, our people represent over forty countries across the globe; countries with diverse cultures, economies, and pay scales. While Bunge's CEO is U.S.-based, the bulk of the Bunge population works outside of the U.S. (~90%), where pay structures differ greatly from those in the U.S. As such, Bunge's pay ratio will be difficult to compare with other companies that have largely U.S. populations and/or global populations located in different geographies. Additionally, the SEC rules for identifying the median employee and calculating the pay ratio allow for the use of different methodologies, assumptions, and exclusions and thus the ratio may not be comparable to that reported by other companies.
In accordance with SEC rules, we have used the same median employee for 2018 as identified in 2017 as there have not been changes to our employee population or in our employee compensation practices that we believe would result in a material change to our pay ratio.
As of October 31, 2017, our employee population was distributed as follows:
As required by Item 402(u) of Regulation S-K, as of our last completed fiscal year ended December 31, 2018:

•	The median annual total compensation of all employees of our company (other than Mr. Schroder, our Chief Executive Officer), was $39,087 adjusted for cost of living.

•	The annual total compensation of Mr. Schroder, our Chief Executive Officer, was $12,619,691.
Based on this information, our Chief Executive Officer’s annual total compensation is 323 times that of the median of the annual total compensation of all employees.

In addition, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees without any cost of living adjustment is 801 times the median employee.
Bunge believes its pay structures are appropriate based on our business and geographic footprint, are competitive in the markets in which we compete for talent, and reflect the company’s commitment to maintaining a pay for performance CEO pay philosophy.
To identify the median employee, as well as to determine the annual total compensation of our median employee, the methodology used and the material assumptions, adjustments, and estimates used to identify the median and determine annual total compensation (or any elements of annual total compensation) were as follows:

•
As of October 31, 2017, our employee population consisted of approximately 31,500 individuals working at our parent company and consolidated subsidiaries. We selected October 31, 2017, which is a date within the last three months of fiscal 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. As allowed by Item 402(u), we applied the de minimis exception and excluded 1,483 individuals, representing all employees in the countries of Guatemala, India, Kazakhstan, and Vietnam. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 30,000 individuals. Over 50% of our employees (approximately 16,000) are located in Brazil.

•
To identify the median employee (other than our Chief Executive Officer), we used total paid base compensation which comprised year to date earned salary or wages paid in the designated time frame, overtime or shift differentials, any government mandated or union negotiated fixed pay and any additional 13th month pay (in countries where vacation and holiday pay are mandated, i.e., Brazil 13.33 months are paid). We incorporated annual incentives and bonuses in the year paid and any local profit sharing or other variable payments to arrive at total cash compensation. For any employee hired after January 2, 2017 and thus employed less than the 10 month measurement period, we adjusted pay to the full period.

•
In identifying the median employee, a cost-of-living adjustment was made to all compensation delivered to employees outside of the United States. We used the World Bank’s Purchasing Power Parity (PPP) conversion factor for GDP. This adjustment takes into account the local cost of an equivalent basket of goods, which embeds the exchange rate and inflation into the comparison such that the basket of goods is priced the same in both countries. We determined that our median employee on a cost-of-living adjusted basis is an assistant in the Controllers department in Brazil.

•
We made a separate foreign exchange (FX) adjustment using the monthly average from January 1, 2017 through October 31, 2017 and applied it consistently to all currencies. We determined that our median employee on an FX only adjusted basis is an industrial operator in Brazil.

With respect to our median employees, we then identified and calculated the elements of such employee’s compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the 2018 Summary Compensation Table included on page 51 of this Proxy Statement.

Compensation Tables

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our CEO, our Chief Financial Officer and the other three most highly compensated executive officers (the "Named Executive Officers") who were serving as executive officers as of December 31, 2018.

Name and Position Held	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation Total ($) (6)		Total ($) (7)
Soren Schroder	2018	$1,300,000		$—	$6,154,920	$2,879,360	$1,660,000		$564,011	$61,400		$12,619,691
Chief Executive Officer	2017	$1,300,000		$—	$5,508,000	$3,109,095	$1,000,000		$2,095,205	$61,400		$13,073,700
	2016	$1,300,000		$—	$4,306,020	$2,033,200	$2,140,000		$1,345,367	$60,933		$11,185,520

Thomas Boehlert (10)	2018	$775,000		$—	$1,633,785	$768,040	$700,000		$278,588	$36,600		$4,192,013
Chief Financial Officer	2017	$680,000		$—	$1,255,500	$702,330	$370,000		$—	$19,950		$3,027,780

Raul Padilla	2018	$978,731	(8)	$—	$1,671,780	$784,920	$1,103,812	(8)	$—	$253,069	(8)	$4,792,312
CEO, Bunge Brazil and	2017	$1,233,461		$—	$1,539,000	$873,630	$751,980		$183,964	$124,746		$4,706,781
Managing Director,	2016	$1,154,563		$—	$1,251,750	$587,860	$1,650,738		$104,179	$120,242		$4,869,332
Sugar & Bioenergy

Brian Thomsen	2018	$813,120	(9)	$—	$1,481,805	$700,520	$1,077,384	(9)	$—	$133,619	(9)	$4,206,448
Managing Director,	2017	$817,440		$—	$1,377,000	$779,415	$1,277,250		$—	$134,330		$4,385,435
Global Agribusiness,	2016	$786,240		$—	$1,101,540	$525,980	$1,218,672		$—	$123,788		$3,756,220
and CEO, Bunge
Product Lines

Gordon Hardie	2018	$700,000		$—	$1,481,805	$700,520	$670,000		$232,340	$9,600		$3,794,265
Managing Director,	2017	$700,000		$—	$1,377,000	$779,415	$520,000		$467,538	$9,600		$3,853,553
Food and Ingredients	2016	$700,000		$—	$1,101,540	$525,980	$890,000		$238,045	$9,600		$3,465,165

(1)	Actual salary payments during 2018. Annual base salary rates as of December 31, 2018 are as described on page 36 of this proxy statement.

(2)
The amounts shown reflect the aggregate full grant date fair value for equity awards for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 (the "Form 10-K") regarding assumptions underlying the valuation of equity awards. Amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on Bunge's actual operating performance, stock price fluctuations and the Named Executive Officer's continued employment.

(3)
Based on the full grant date fair value of the performance based restricted stock units granted on March 4, 2018 for Mr. Schroder and February 28, 2018 for Mr. Boehlert, Mr. Padilla, Mr. Thomsen and Mr. Hardie, the following are the maximum payouts, assuming the maximum level of performance is achieved: Mr. Schroder, $12,309,840; Mr. Boehlert, $3,267,570; Mr. Padilla, $3,343,560; Mr. Thomsen, $2,963,610; and Mr. Hardie, $2,963,610. For additional information on these awards, see "Long-term Incentive Compensation" beginning on page 40 of this proxy statement.

(4)	Incentive compensation awards under the Annual Incentive Plan for the 2018 fiscal year that were paid in March 2019.

(5)
The aggregate change in the actuarial present value of the accumulated pension benefit as shown in the Pension Benefits Table from year to year. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in actuarial present value from the prior year. For information about the assumptions used, see the Pension Benefits Table on page 56 of this proxy statement. There are no above market or preferential earnings with respect to non-qualified deferred compensation arrangements. The change in actuarial present value for Mr. Padilla's pension benefit was -$128,794 and pursuant to SEC rules, is reflected as $0.

(6)
Mr. Schroder received Company matching contributions to his 401(k) Plan account of $10,600 and to his Excess 401(k) Plan account of $41,200. Mr. Boehlert received Company matching contributions to his 401(k) Plan account of $10,600 and to his Excess 401(k) Plan account of $16,400. Mr. Padilla received a Company contribution to a statutory retirement plan of $77,005 and an automobile maintenance allowance of $29,525. Mr. Thomsen, in connection with his overseas employment received an automobile allowance of $21,954, a health insurance allowance of $11,465 and a Company contribution to a statutory retirement plan of $100,200 as required by Swiss law. In addition, Mr. Schroder, Mr. Boehlert, and Mr. Hardie received an annual perquisite allowance of $9,600.

(7)	As required by SEC rules, "Total" represents the sum of all columns in the table.

(8)
Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.2579 U.S. dollars per Brazilian real as of December 31, 2018. Mr. Padilla's All Other Compensation includes a payment of $146,539 to provide tax equalization for double taxation of compensation paid in Brazil for days worked in the U.S.

(9)	Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018.

(10)	Effective January 1, 2017, Thomas M. Boehlert was appointed Chief Financial Officer.

GRANTS OF PLAN BASED AWARDS TABLE
The following table sets forth information with respect to awards under our Annual Incentive Plan and Equity Incentive Plan to the Named Executive Officers for the fiscal year ended December 31, 2018.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)	($)

Soren Schroder
2018 AIP	2/28/2018	$832,000	$2,080,000	$5,200,000
2018 LTIP—PBRSUs	3/4/2018				24,600	82,000	164,000				$75.17	$6,154,920
2018 LTIP—Stock Options	3/4/2018								176,000	$75.99	$75.17	$2,879,360

Thomas Boehlert
2018 AIP	2/28/2018	$310,000	$775,000	$1,937,500
2018 LTIP—PBRSUs	2/28/2018				6,450	21,500	43,000				$75.43	$1,633,785
2018 LTIP—Stock Options	2/28/2018								45,500	$75.99	$75.43	$768,040

Raul Padilla
2018 AIP	2/28/2018	$391,492	$978,731	$2,446,828
2018 LTIP—PBRSUs	2/28/2018				6,600	22,000	44,000				$75.43	$1,671,780
2018 LTIP—Stock Options	2/28/2018								46,500	$75.99	$75.43	$784,920

Brian Thomsen
2018 AIP	2/28/2018	$487,872	$1,219,680	$3,049,200
2018 Annual Product Line Incentive	3/13/2018	$304,920	$1,219,680	$3,049,200
2018 LTIP—PBRSUs	2/28/2018				5,850	19,500	39,000				$75.43	$1,481,805
2018 LTIP—Stock Options	2/28/2018								41,500	$75.99	$75.43	$700,520

Gordon Hardie
2018 AIP	2/28/2018	$280,000	$700,000	$1,750,000
2018 LTIP—PBRSUs	2/28/2018				5,850	19,500	39,000				$75.43	$1,481,805
2018 LTIP—Stock Options	2/28/2018								41,500	$75.99	$75.43	$700,520

(1)
Represents the range of annual cash incentive award opportunities under the Company Annual Incentive Plan and supplemental annual performance-based awards. The minimum potential payout for each of the Named Executive Officers was zero. The performance period began on January 1, 2018 and ended on December 31, 2018. For additional discussion, see "Annual Cash Incentive Awards" on page 36 of this proxy statement.

(2)
Represents the range of shares that may be released at the end of the January 1, 2018 – December 31, 2020 performance period for performance based restricted stock units ("PBRSUs") awarded under the Company's 2016 Equity Incentive Plan ("EIP"). The minimum potential payout for each of the Named Executive Officers under the PBRSUs is zero. Payment of the award is subject to the achievement of certain Company financial metrics during the performance period. For additional discussion, see "Performance-Based Restricted Stock Unit Awards" on page XX of this proxy statement.

(3)
On February 28, 2018 and March 4, 2018, the Compensation Committee granted stock options to the Named Executive Officers effective as of February 28, 2018 and March 4, 2018. Under the EIP, the exercise price of the stock options was determined based on the average of the high and low sale prices of Bunge's common shares on the New York Stock Exchange on February 28, 2018. The average of the high and low sale prices of Bunge's common shares on the NYSE on February 28, 2018 was $75.99 and on March 4, 2018 was $75.06. February 28, 2018 and March 4, 2018 are the grant dates of the stock options (as noted in the table above) for purposes of ASC Topic 718. The stock options vest in three equal annual installments on each of the first three anniversaries of the date of grant and generally remain exercisable until the tenth anniversary of the date of grant.

(4)
This column shows the full grant date fair value of PBRSUs and stock options under ASC Topic 718 granted to the Named Executive Officers in 2018. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. See Note 25 to the audited consolidated financial statements in our Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.

OUTSTANDING EQUITY AWARDS TABLE
The following table sets forth information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2018.

		Option Awards (1)						Stock Awards (2)
Name	Date of Grant	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price	Option Expiration Date	Date of Grant		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Soren Schroder	3/5/2013	38,175	—	$74.33	3/5/2023			—	$0
	2/28/2014	112,500	—	$79.47	2/28/2024			—	$0
	2/27/2015	129,000	—	$81.68	2/27/2025			—	$0
	3/1/2016	133,334	76,666	$50.07	3/1/2026			—	$0
	3/8/2017	60,500	121,000	$81.00	3/8/2027	3/8/2017	(3)	71,271	$3,808,722
	3/4/2018	—	176,000	$75.99	3/4/2028	3/4/2018	(4)	83,893	$4,483,242

Thomas Boehlert	3/8/2017	13,666	27,334	$81.00	3/8/2027	3/8/2017	(3)	16,243	$868,026
	2/28/2018	—	45,500	$75.99	2/28/2028	2/28/2018	(4)	21,996	$1,175,466

Raul Padilla	3/13/2009	14,000	—	$51.61	3/13/2019			—	$0
	3/3/2010	15,000	—	$61.60	3/3/2020			—	$0
	3/2/2011	30,000	—	$71.20	3/2/2021			—	$0
	2/29/2012	37,500	—	$67.63	2/28/2022			—	$0
	3/5/2013	30,000	—	$74.33	3/5/2023			—	$0
	2/28/2014	33,000	—	$79.47	2/28/2024			—	$0
	2/27/2015	37,500	—	$81.68	2/27/2025			—	$0
	3/1/2016	44,334	22,166	$50.07	3/1/2026			—	$0
	3/8/2017	17,000	34,000	$81.00	3/8/2027	3/8/2017	(3)	19,910	$1,063,990
	2/28/2018	—	46,500	$75.99	2/28/2028	2/28/2018	(4)	22,507	$1,202,774

Brian Thomsen	2/29/2012	2,100	—	$67.63	3/31/2019			—	$0
	3/5/2013	4,800	—	$74.33	3/31/2019			—	$0
	2/28/2014	5,100	—	$79.47	3/31/2019			—	$0
	5/1/2014	40,500	—	$76.40	3/31/2019			—	$0
	2/27/2015	33,300	—	$81.68	3/31/2019			—	$0
	3/1/2016	39,667	—	$50.07	3/31/2019			—	$0
	3/8/2017	15,166	—	$81.00	3/31/2019	3/8/2017	(3)	—	$0
	2/28/2018	—	—	$75.99				—	$0

Gordon Hardie	2/29/2012	25,000	—	$67.63	2/28/2022			—	$0
	3/5/2013	20,000	—	$74.33	3/5/2023			—	$0
	2/28/2014	28,500	—	$79.47	2/28/2024			—	$0
	2/27/2015	33,300	—	$81.68	2/27/2025			—	$0
	3/1/2016	39,667	19,833	$50.07	3/1/2026			—	$0
	3/8/2017	15,166	30,334	$81.00	3/8/2027	3/8/2017	(3)	17,816	$952,087
	3/8/2017	—	—	—	—	3/8/2017	(5)	4,019	$214,775
	2/28/2018	—	41,500	75.99	2/28/28	2/28/2018	(4)	19,949	$1,066,075

(1)
Represents unexercised options as of December 31, 2018. Options vest in one third installments on the first, second and third anniversaries of their respective date of grant. All options have a 10 year term.

(2)
Value of unvested restricted stock units using a share price of $53.44, the closing price of Bunge common shares on December 31, 2018. PBRSUs for the 2016-2018 performance cycle are not included in the table, as they are considered earned as of December 31, 2018, and are reported in the Option Exercises and Stock Vested Table in this proxy statement. Includes dividend equivalents accrued on outstanding restricted stock units.

(3)
Payment amount of the PBRSUs will be determined as of December 31, 2019 based on satisfaction of performance targets for the 2017-2019 performance period. Awards are subject to continued service through the third anniversary of the date of grant (vesting date).

(4)
Payment amount of the PBRSUs will be determined as of December 31, 2020 based on satisfaction of performance targets for the 2018-2020 performance period. Awards are subject to continued service through the third anniversary of the date of grant (vesting date).

(5)	Time-based RSUs that vest in full on March 8, 2019, subject to continued service.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to the exercise of stock options during 2018 and vesting of restricted stock units during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)
Soren Schroder	—	$—	—	(1)	$—
Thomas Boehlert	—	$—	—	(1)	$—
Raul Padilla	—	$—	—	(1)	$—
Brian Thomsen	—	$—	—	(1)	$—
Gordon Hardie	—	$—	—	(1)	$—

(1)
Represents PBRSUs awarded for the 2016-2018 performance period that were scheduled to vest on February 28, 2019. Performance results for the period were not achieved, and therefore all units granted were forfeited.

PENSION BENEFITS TABLE
The following table sets forth pension benefit information for the Named Executive Officers with respect to each defined benefit pension plan in which such executive participates as of December 31, 2018.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Soren Schroder	Pension Plan	13.1	$530,697	—
	SERP	13.1	$2,002,883	—
	Excess Plan	13.1	$4,265,154	—

Thomas Boehlert	Pension Plan	2.1	$83,368	—
	SERP	2.1	$28,570	—
	Excess Plan	2.1	$166,650	—

Raul Padilla	Pension Plan	3.8	$173,103	—
	SERP	3.8	$433,068	—
	Excess Plan	3.8	$900,620	—

Brian Thomsen (2)	Pension Plan	—	—	—
	SERP	—	—	—
	Excess Plan	—	—	—

Gordon Hardie	Pension Plan	7.3	$269,428	—
	SERP	7.3	$367,773	—
	Excess Plan	7.3	$849,677	—

(1)
Amounts were calculated as of December 31, 2018, using assumptions that were used for Bunge's audited consolidated financial statements based on the earliest age that an individual could receive an unreduced pension benefit. See Note 19 to the audited consolidated financial statements in the Form 10-K for material assumptions.

(2)	Mr. Thomsen is not a participant in the defined benefit plans.

RETIREMENT PLAN BENEFITS
The Named Executive Officers are eligible to receive retirement benefits under the Pension Plan, the SERP and the Excess Benefit Plan. Information regarding each of these plans is set forth below.
THE PENSION PLAN
The Pension Plan is a tax qualified retirement plan that covers substantially all of our U.S. based salaried and non union hourly employees. The Pension Plan pays benefits at retirement to participants who terminate employment or retire from Bunge after meeting the eligibility requirements for a benefit. The Pension Plan provides pension benefits based on: (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to termination of employment ("final average salary") and (ii) the participant's length of service.
A participant's annual benefit is calculated as (i) 1% of his or her final average salary multiplied by his or her years of benefit service and (ii) 0.5% of his or her final average salary over the average of the social security wage base multiplied by years of benefit service to a maximum of 35 years. For purposes of the Pension Plan, average social security wage base means the average of the social security wage base during the 35 year period preceding the participant's social security retirement age. For purposes of the Pension Plan, a participant's salary for a year is deemed to include base salary and 50% of any award under our annual incentive plans for that year. Because the Pension Plan is a tax qualified retirement plan, a participant's salary is restricted by the compensation limit imposed by the Internal Revenue Code. For 2018, this salary limit was $270,000. If a participant's salary exceeds this limit, such amounts are subject to the non tax qualified retirement plans described below.
Participants are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. The normal retirement age under the Pension Plan at which a participant may receive an unreduced normal retirement benefit is age 65.
Participants who complete 10 or more years of service with the Company may elect to receive an early retirement benefit following attainment of age 55. Mr. Schroder and Mr. Padilla are eligible to elect to receive an early retirement benefit. Benefits payable to a participant who retires between ages 60 and 62 are subject to a 0.4% reduction for each month before age 62 and a 0.5% reduction for each month between ages 55 and 59. Participants who have 10 years of service and retire on or after age 62 are eligible to receive an unreduced early retirement benefit.
The present value estimates shown in the Pension Benefits Table assume payment in the form of a single life annuity of the Named Executive Officer's accrued benefit under the Pension Plan, based on a participant's salary and service through December 31, 2018 (the Pension Plan measurement date for financial reporting purposes) and commencing on the earliest date that benefits are available unreduced. The present value assumes a discount rate of 3.9% and mortality as set forth in the Mercer Industry Longevity Experience Study generational annuitant only mortality table with no collar for the Consumer Goods and Food and Drink industry projected using the mortality improvement scale implied by the Social Security Administration's rates of mortality.
THE EXCESS BENEFIT PLAN
The Excess Benefit Plan, a non tax qualified retirement plan, is designed to restore retirement benefits that cannot be paid from the Pension Plan due to the Internal Revenue Code limits described above. The benefit provided under the Excess Benefit Plan will equal the difference between (i) the benefit that would have been earned under the Pension Plan, without regard to any Internal Revenue Code limitations, and (ii) the actual benefit payable from the Pension Plan. All Named Executive Officers in the Pension Plan are potentially eligible to participate in the Excess Benefit Plan, provided that their Pension Plan benefits are limited by the Internal Revenue Code.
Benefits payable under the Excess Benefit Plan are payable to participants following termination of employment on the later of the first day of the month following the participant's (i) six month anniversary of termination of employment or (ii) 65th birthday, or if the participant has 10 years of service, the first day of the month following the participant's 62nd birthday, in accordance with the applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the Excess Benefit Plan are paid out of the Company's general assets.
The present value estimates shown in the Pension Benefits Table for accumulated benefits under the Excess Benefit Plan are determined using the same payment, discount rate and mortality assumptions as were used to estimate the values shown for the Pension Plan.
THE SERP
We have adopted the SERP, a non tax qualified retirement plan, to attract, retain and reward certain key employees whose benefits under the Pension Plan and the Excess Benefit Plan are limited by the definition of compensation in the Pension Plan and further limited by the Internal Revenue Code. The Board designates those key employees who are eligible to participate in the SERP.
A participant's SERP benefit equals the amount that his or her benefit would equal if the Pension Plan (i) included 100% of such participant's bonus compensation when calculating his or her benefit and (ii) was administered without regard to any Internal Revenue Code limitation over any amounts payable to such participant under the Pension Plan and/or Excess Benefit Plan, as applicable.
Benefits payable under the SERP are paid coincident with and in the same distribution form and manner as the payment of the participant's benefit under the Excess Benefit Plan, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the SERP are paid out of the Company's general assets.
The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, discount rate and mortality assumptions as were used to estimate the values shown for the Pension Plan.

NON QUALIFIED DEFERRED COMPENSATION TABLE
The following table sets forth certain information with respect to our nonqualified deferred compensation plans in which the Named Executive Officers participate as of December 31, 2018.

		Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Soren Schroder	—	$41,200	(1)	($8,216)	—	$235,001
Thomas Boehlert	—	$16,400	(1)	($1,168)	—	$15,232
Raul Padilla	—	—		($4,778)	—	$75,131
Brian Thomsen (2)	—	—		$7,525	$689,164	$409,126
Gordon Hardie	—	—		—	—	—

(1)	The amount set forth is included in the "All Other Compensation" column of the Summary Compensation Table on page 51 of this proxy statement.

(2)	Amounts as shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.0164 U.S. dollars per Swiss franc as of December 31, 2018.
401(K) PLAN
The Company sponsors the 401(k) Plan, a tax qualified retirement plan that covers substantially all of Bunge's U.S. based salaried and non union hourly employees. Participants may contribute up to 50% of their compensation on a before tax basis into their 401(k) Plan accounts. In addition, the Company matches an amount equal to 100% for each dollar contributed by participants on the first 3% of their regular earnings and 50% for each dollar contributed on the next 2% of their regular earnings.
Because the 401(k) Plan is a tax qualified retirement plan, the Internal Revenue Code limits the "additions" that can be made to a participant's 401(k) plan account each year (for 2018, $60,000 including catch-up contributions). "Additions" include Company matching contributions and before tax contributions made by a participant. In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan. In 2018, this compensation limit was $270,000. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including a Bunge common share fund.
EXCESS CONTRIBUTION PLAN
The Company sponsors the Excess Contribution Plan, which is a non tax qualified defined contribution plan that is designed to restore retirement benefits that cannot be paid from the 401(k) Plan due to Internal Revenue Code limits. Participants in the 401(k) Plan are eligible to participate in the Excess Contribution Plan, provided that their 401(k) Plan benefits are limited by the Internal Revenue Code.
The amounts shown as "Registrant Contributions" represent Company matching contributions made under the Excess Contribution Plan to the Named Executive Officers and are also reported in the "All Other Compensation" column of the Summary Compensation Table. The benefit provided under the Excess Contribution Plan is equal to the difference between the benefit that would have been earned under the 401(k) Plan, without regard to any Internal Revenue Code limits, and the actual benefit provided under the 401(k) Plan. A Participant's account balance is credited with the same investment return as the investment alternatives he or she selected under the 401(k) Plan (including the Bunge common share fund).

Payments are made from the Company's general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.

BUNGE LIMITED EMPLOYEE DEFERRED COMPENSATION PLAN (THE "DEFERRED COMPENSATION PLAN")
The Deferred Compensation Plan, which is a non tax qualified deferred compensation plan, is designed to provide participants with an opportunity to defer receipt of current income into the future on a tax deferred basis. Amounts deferred into the Deferred Compensation Plan are shown as "Executive Contributions" and are reported in the Summary Compensation Table and, in the case of PBRSUs, have previously been reported.
Eligible employees (including the Named Executive Officers) who meet the minimum base salary level may participate in the Deferred Compensation Plan. For 2018, the minimum base salary level required to participate in the Deferred Compensation Plan was $270,000.
The Deferred Compensation Plan allows participants to voluntarily defer from 1% to 10% of their base salary and 10% to 100% of their annual incentive compensation and PBRSUs. Gains and losses are credited based on a participant's election of a variety of deemed investment choices.
Subject to the applicable restrictions set forth in Section 409A of the Internal Revenue Code, a Participant may elect to defer receipt of income for any period not less than 36 months from the date of deferral and will receive a distribution of his or her account following the end of his or her elected deferral period or death. Subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code, participants may elect to receive payment of their deferred account balance in a lump sum or in up to 25 annual installments. Distributions of a participant's account are made in cash and from Bunge's general assets.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL
The Company has entered into certain agreements and maintains certain plans that will require us to provide compensation to the Named Executive Officers in the event of certain terminations of employment. The amount of compensation payable to the Named Executive Officer in each situation is shown in the table below. The amounts assume that the respective termination of employment event occurred on December 31, 2018.
These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment. The amounts are in addition to (i) vested or accumulated benefits generally under Bunge's defined benefit pension plans, 401(k) plans, and non qualified deferred compensation plans, which are set forth in the disclosure tables above; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) benefits generally available to U.S. salaried employees, such as accrued vacation.
Unless stated otherwise, the value of unvested and accelerated stock options shown in the tables below have been determined by multiplying (i) the number of unvested stock options that would have been accelerated by (ii) the difference between (x) the exercise price of the stock option and (y) the average of the high and low sale prices of Bunge's common shares on December 31, 2018 ($52.74). Likewise, the value of unvested restricted stock unit awards shown in the tables below have been determined by multiplying (i) the number of unvested restricted stock units that would have been accelerated by (ii) the average of the high and low sale prices of Bunge's common shares on December 31, 2018.

Name	Executive Benefits and Payments Upon Termination (1)	Death, Disability or Retirement ($)	Termination without Cause or Resignation for Good Reason ($)	Change of Control followed by Termination without Cause or Resignation for Good Reason ($)
Soren Schroder	Cash Compensation (2)
	Severance	$8,740,000	$8,740,000	$13,140,000
	Medical Continuation	$0	$10,892	$32,677
	Equity Incentive Plan
	Performance-Based Restricted Stock Units
	2017-2019 (2)	$0	$0	$0
	2018-2020 (2)	$1,619,373	$1,619,373	$1,619,373
	2019-2021 (3)	$1,984,500	$1,984,500	$1,984,500
	Stock Options Unvested and Accelerated	$204,698	$204,698	$204,698
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$12,548,571	$12,559,463	$16,981,248
Thomas Boehlert	Cash Compensation (4)
	Severance	$0	$1,550,000	$3,100,000
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2017-2019	$518,687	$518,687	$856,656
	2018-2020	$324,184	$324,184	$1,160,069
	Stock Options Unvested and Accelerated	$0	$0	$0
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$842,871	$2,392,871	$5,116,725
Raul Padilla	Cash Compensation (5)
	Severance	$0	$1,957,461	$3,914,922
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2017-2019	$635,786	$635,786	$1,050,053
	2018-2020	$331,715	$331,715	$1,187,019
	Stock Options Unvested and Accelerated	$59,183	$59,183	$59,183
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$1,026,684	$2,984,145	$6,211,177
Brian Thomsen (6)	Cash Compensation
	Severance	$0	$0	$0
	Equity Incentive Plan
	Performance-Based Restricted Stock Units
	2017-2019	$0	$0	$0
	2018-2020	$0	$0	$0
	Stock Options Unvested and Accelerated	$0	$0	$0
	Time-Based RSUs Unvested and Accelerated	$0	$0	$0
	Total	$0	$0	$0
Gordon Hardie	Cash Compensation (7)
	Severance	$0	$1,400,000	$2,800,000
	Equity Incentive Plan (3)
	Performance-Based Restricted Stock Units
	2017-2019	$568,918	$568,918	$939,616
	2018-2020	$294,014	$294,014	$1,052,110
	Stock Options Unvested and Accelerated	$52,954	$52,954	$52,954
	Time-Based RSUs Unvested and Accelerated	$192,508	$192,508	$211,962
	Total	$1,108,394	$2,508,394	$5,056,642

(1)
Total does not include vested amounts or accumulated benefits through December 31, 2018, including vested stock options, accumulated retirement benefits and amounts under deferred compensation plans, as those amounts are set forth in the disclosure tables above.

(2)
For purposes of this table, Mr. Schroder's compensation for 2018 is as follows: base salary equal to $1,300,000 and a target annual bonus equal to $2,080,000. The terms of Mr. Schroder's Separation Agreement dated December 13, 2018 provides for measurement of performance as of December 31, 2018 for performance-based awards granted in 2017 and 2018. The provisions of the Separation Agreement are described more fully below. Pursuant to the terms of Mr. Schroder's Separation Agreement, in the event of his retirement, he would only be entitled to receive the severance payments provided under the terms of his employment agreement ($5,740,000).

(3)	For disclosure purposes only, we have assumed that target performance measures were achieved for performance based awards as of December 31, 2018.

(4)
For purposes of this table, Mr. Boehlert's compensation for 2018 is as follows: base salary equal to $775,000 and a target annual bonus equal to $775,000. Pursuant to Mr. Boehlert's employment offer letter dated December 7, 2016, if his employment with the Company is terminated by the Company without “Cause” or he resigns for “Good Reason,” he is entitled to a payment equal to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, Mr. Boehlert will receive his pro rated AIP award for the year in which his employment is terminated based on the Company and individual performance goals achieved for the performance period. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Boehlert and the Company.

(5)
For purposes of this table, Mr. Padilla's compensation for 2018 is as follows: base salary equal to $978,731 and a target annual bonus equal to $978,731. Pursuant to Mr. Padilla's employment offer letter effective as of July 1, 2010, if his employment is terminated under circumstances that would call for severance pay under the Company's severance program, he is entitled to the greater of (i) the standard severance benefits of the Company at the time of termination or (ii) a payment equivalent to 12 months of his then base salary, plus 12 months of his target AIP award. In addition, if the termination is not performance related, Mr. Padilla will receive his pro rated AIP award for the year in which his employment is terminated. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Padilla and the Company. Amounts shown have been converted from Brazilian reais to U.S. dollars at the exchange rate of 0.2579 U.S. dollars per Brazilian real as of December 31, 2018.

(6)	Mr. Thomsen's employment with the company terminated as of December 31, 2018, and as such there were no obligations to pay any additional benefits to him.

(7)
For purposes of this table, Mr. Hardie's compensation for 2018 is as follows: base salary equal to $700,000 and a target annual bonus equal to $700,000. Pursuant to Mr. Hardie's offer letter effective June 14, 2011, if his employment is terminated under circumstances that would call for severance pay under the Company's severance program, he is entitled to the greater of (i) the standard severance benefits of the Company at the time of termination or (ii) a payment equivalent to 12 months of his then base salary, plus his target AIP award. In addition, if the termination is not performance related, Mr. Hardie will receive his pro rated AIP award for the year in which his employment is terminated. Such benefits would be contingent upon delivery of a release of any employment related claims against the Company in a form mutually agreeable to Mr. Hardie and the Company.

ADDITIONAL INFORMATION REGARDING POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL
Schroder Employment Agreement
On February 6, 2013, Bunge entered into an employment agreement with Mr. Schroder in connection with his promotion to CEO.
This agreement provides that in the event of Mr. Schroder's termination without "Cause" or his resignation for "Good Reason" before a "Change of Control," his severance will be equal to:

•
two times the sum of the highest base salary paid to him over the two year period immediately prior to his termination of employment and the average of the annual cash bonus paid over such two year period, payable in monthly installments over 24 months (the "severance period");

•	a lump sum payment equal to a pro rata portion of the annual bonus he would have been entitled to receive for the performance period had he remained employed;

•
continuation, at his own expense, of health and medical insurance coverage under COBRA and, if he is not eligible under the Company's retiree medical plan, a payment equal to the after tax cost of obtaining coverage for the period between the end of the COBRA continuation period and the completion of the applicable severance period; provided, however, if he is eligible under the retiree medical plan and elects to immediately begin his benefit under the Company's pension plan, in lieu of such continuation coverage, he shall be eligible to enroll in the retiree medical plan at his own expense;

•	immediate vesting of entitlement to receive retiree medical and life insurance coverage offered to senior executives (if any);

•	immediate vesting of any service or performance requirements (to the extent performance is satisfied as of termination) in respect of any equity based award; and

•	without duplication of the above, benefits due to other senior executives upon termination.
In the event of Mr. Schroder's resignation for Good Reason or termination without Cause during a "Change of Control Period," he will be entitled to the same severance benefit as set forth above, except that for purposes of determining the payment amount for the severance period, he will be entitled to receive three times the sum of the highest base salary paid to him over the three year period immediately prior to his termination and the target annual cash bonus in effect at the time of his termination, payable in monthly installments over a 36 month period.
If Mr. Schroder's employment terminates due to "Disability," he will be entitled to his pro rata bonus due for the year in which such Disability occurs.
If Mr. Schroder's employment terminates due to his death, his estate is entitled to his pro rata bonus due for the year in which his death occurs.
As a condition to receiving the severance benefits, Mr. Schroder will continue to be bound by the terms of the non competition and non-solicitation provisions contained in the employment agreement for 18 months following the date of his termination of employment for any reason and by the terms of the confidentiality provision indefinitely. Mr. Schroder must also execute and deliver a general mutual release of claims against the Company and its subsidiaries.
The following definitions are provided in Mr. Schroder's employment agreement for certain of the terms used in this description:
"Cause" means Mr. Schroder's termination of employment by the Company for any of the following reasons: (a) any willful act or omission or any act of gross negligence that constitutes a material breach of the agreement; (b) willful and continued failure or refusal to substantially perform his duties; (c) willful and material violation of any law or regulation applicable to the Company and its subsidiaries that could reasonably be expected to have an adverse impact on its business or reputation; (d) conviction of, or a plea to, a felony, or any willful fraud; or (d) any other willful misconduct that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, the Company and its subsidiaries.
"Good Reason" means a resignation by Mr. Schroder for any of the following reasons: (a) a failure to pay material compensation that is due and payable; (b) a material diminution of his authority, responsibilities or positions under the agreement; (c) the occurrence of acts or conduct that prevent or substantially hinder him from performing his duties or responsibilities; or (d) if immediately prior to the Change of Control Period, his principal place of employment is located within the metropolitan New York area, any relocation during the Change of Control Period outside of the metropolitan New York area.
"Disability" means a physical or mental disability or infirmity, as determined by a physician selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of duties as an employee of the Company for any continuous period of 180 days or for 180 days during any one 12 month period.
"Change of Control" means the occurrence of any of the following events: (a) the acquisition by any person of 35% or more of the Company's common shares; (b) a change in a majority of the members of the Board of Directors without approval of the existing Board members; or (c) a merger, amalgamation or consolidation of the Company, a disposition of all or substantially all of the Company's assets or the acquisition of assets of another corporation, except if it would result in continuity of the Company's shareholders of more than 50% of the then outstanding common shares and outstanding voting securities, as the case may be.
"Change of Control Period" means the period beginning on the date of the Change of Control and ending 30 months later, and can include the 12 month period immediately preceding such Change of Control, if Mr. Schroder is terminated without Cause during this 12 month period and there is a reasonable basis to conclude such termination was at the request or direction of the acquirer.
Schroder Separation Agreement

On December 10, 2018, the Company announced that Mr. Schroder would step down as Chief Executive Officer and continue as an employee of the Company up to June 30, 2019 to assist with an orderly transition of his position.

On December 13, 2018, the Company entered into a separation agreement with Mr. Schroder in connection with his separation from the Company. Pursuant to the terms of the separation agreement, Mr. Schroder will receive the severance compensation and benefits provided under and on terms substantially consistent with his current employment agreement (described above).

Pursuant to the terms of the separation agreement and subject to Mr. Schroder’s continued employment with the Company through June 30, 2019, or earlier if his employment with the Company is terminated (x) by the Company without “Cause,” (y) as a result of his death or disability or (z) due to his resignation for “Good Reason” (such date, the “Effective Date”), he will be entitled to the following payments and benefits:

•	a transition bonus of $3,000,000, paid in equal monthly installments over the 24-month period commencing on the Effective Date; and

•
all of his outstanding performance-based restricted stock units as of the Effective Date, except for the 2019 performance-based restricted stock units, will be earned based on actual performance achieved through December 31, 2018 and will be settled promptly following the Effective Date. The 2019 performance-based restricted stock units will be earned based on the Company’s actual performance achieved for the full performance period and will be settled in accordance with the 2016 Equity Incentive Plan.

The separation agreement further provides that Mr. Schroder will continue to participate in the Company’s benefit plans and receive his base salary through his date of separation and for his continued service until the Effective Date will be eligible to receive:

•	a prorated annual bonus for 2019 (through the Effective Date) based on actual performance achieved and paid when annual bonuses are generally paid to executives; and

•
a prorated annual equity grant for 2019 consisting of stock options and performance-based restricted stock units with a total grant date fair market value of $2,835,000, the performance-based restricted stock unit portion to be settled at the end of the performance period at the same time the units are generally paid to executives; and

•	his annual bonus for 2018 will be based on actual Company performance achieved, as certified by the Committee.
In the event of Mr. Schroder’s termination for Cause (including a material breach of the separation agreement that is not timely cured) or resignation without Good Reason, he will receive only his accrued but unpaid compensation as of the date of his termination.

For purposes of the separation agreement, “Cause” shall have the meaning set forth in Mr. Schroder’s employment agreement. “Good Reason” is defined as any of the following events (without Mr. Schroder’s prior written consent): (a) the Company’s failure to pay material compensation due and payable in connection with his employment; (b) a material breach of the separation agreement by the Company prior to the Effective Date, and (c) any relocation of his principal place of employment prior to the Effective Date to a location outside of the metropolitan New York area; provided, however, that no event or condition shall constitute Good Reason unless (i) he gives the Company written notice of his objection to such event or condition within 30 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to him within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, the he reasonably determines that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) he resigns from his employment with the Company not more than 30 days following the expiration of the 30-day correction period.

As a condition to receiving the payments and benefits set forth in the separation agreement, Mr. Schroder will continue to be bound by the restrictive covenants set forth in his employment agreement, as well as the restrictive covenants set forth in the 2016 Equity Incentive Plan. Mr. Schroder must also execute and deliver a general mutual release of claims against the Company and its subsidiaries.

Change of Control Severance Agreements
On November 1, 2017, Bunge entered into change of control severance agreements with each of the Named Executive Officers, other than Mr. Schroder whose existing employment agreement contains a change of control provision. The change of control severance agreements provide for cash severance benefits in the event that an executive’s employment is terminated by Bunge or a successor without “cause” or by the executive for “good reason,” in each case before the second anniversary of a “change of control” of the Company, as those terms are defined in the agreements.
The change of control severance agreements provide that, upon a qualifying termination, the executive would be entitled to a lump sum payment equal to (i) 24 months of the executive’s base salary in effect immediately prior to the termination date, and (ii) an amount equal to two times the executive’s annual target bonus for the year in which the termination occurs.
In addition, the executive will be entitled to receive accelerated vesting of all outstanding equity awards, with any stock options remaining exercisable for the remainder of their full term, and with unvested performance-based equity awards deemed vested at the greater of (i) actual performance or (ii) target levels with respect to performance goals or other vesting criteria.
As a condition to receiving the severance benefits, an executive must timely execute and deliver a general release of claims against Bunge. Executives are bound by an 18-month non-competition covenant. The agreements do not provide for a tax gross-up.
Equity Acceleration Under the Equity Incentive Plans
Under the 2009 Equity Incentive Plan and the 2016 Equity Incentive Plan, a participant's equity award will be subject to the following treatment upon a termination of employment (except as otherwise may be provided under an individual award agreement or employment agreement):

•
In the event of a termination of employment due to death, disability or retirement (age 65 or age 55 with 10 years of service), an individual's stock options granted (i) under the 2009 Equity Incentive Plan will become fully vested and immediately exercisable and (ii) under the 2016 Equity Incentive Plan will vest pro rata through the date of termination. Disability has the same meaning as under the Company long term disability plan for all awards except incentive stock options, for which disability means permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.

•
In the event of a termination of employment without Cause, all stock options granted (i) under the 2009 Equity Incentive Plan that would have vested in the 12 month period following termination of employment will immediately vest and become exercisable and (ii) under the 2016 Equity Incentive Plan will vest pro rata through the date of termination.

Generally, for all terminations of employment other than for Cause or voluntary resignation, all time based and performance based restricted stock unit awards vest pro rata through the date of termination (for performance based restricted stock unit awards, subject to satisfaction of applicable performance goals and a minimum one year service period).
Upon a change of control of the Company, outstanding equity awards made to our Named Executive Officers under the 2009 Equity Incentive Plan and the 2016 Equity Incentive Plan will be subject to the terms and conditions of the Schroder Employment Agreement and the Change of Control Severance Agreements, respectively.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding the beneficial ownership of our common shares by each member of our Board, each executive officer and our directors and executive officers as a group as of March 15, 2019, based on 141,421,581 shares issued and outstanding.
All holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares, and the voting rights attached to common shares held by our directors, executive officers or major shareholders do not differ from those that attach to common shares held by any other holder.
Under Rule 13d-3 of the Exchange Act, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit.

	Amount and Nature of Beneficial Ownership
		(Number of Shares)
Beneficial Owner	Direct or Indirect(1)	Voting or Investment Power(2)	Right to Acquire(3)	Percent of Class
Ernest G. Bachrach	81,557	—	—	*
Vinita Bali	585	—	—	*
Enrique H. Boilini	68,679	—	—	*
Carol M. Browner	11,410	—	—	*
Paul Cornet de Ways-Ruart (4)	5,357	107,700	—	*
Andrew Ferrier	12,654	—	—	*
Paul Fribourg	106,200	3,626,155	—	2.64%
J. Erik Fyrwald	3,186	—	—	*
Gregory A. Heckman	15,380	—	—	*
Kathleen Hyle	13,607	—	—	*
L. Patrick Lupo	42,056	—	—	*
John E. McGlade	7,558	—	—	*
Henry W. (Jay) Winship	1,000	—	—	*
Mark N. Zenuk	6,500	—	—	*
Thomas M. Boehlert	3,200	—	42,500	*
Deborah Borg	13,212	—	57,166	*
Robert Coviello	3,990	—	33,141	*
Christos Dimopoulos	6,286	—	22,199	*
Gordon Hardie	21,736	—	209,966	*
David G. Kabbes	7,549	—	109,899	*
Raul Padilla	71,985	—	313,000	*
Soren Schroder (4)	82,586	—	669,341
Brian Thomsen (4)	40,349	—	140,633	*
Brian Zachman	6,611	—	—	*
All directors and executive officers as a group (24 persons)	626,622	3,733,855	1,597,845	3.18%

*Less than 1%.

(1)	These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account or in a family trust.

(2)
This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by corporate entities with whom they are presumed to share voting and/or investment power. Mr. Fribourg disclaims beneficial ownership of any shares to which he does not have a pecuniary interest.

(3)
This column includes shares which executive officers have a right to acquire through the exercise of stock options granted under Bunge's Equity Incentive Plans that have vested or will vest within sixty (60) days of March 15, 2019.

(4)	Share ownership for these individuals is as of the date they ceased to be an executive officer or director.

The following table sets forth information regarding the beneficial ownership of our common shares by persons or groups known to Bunge to be beneficial owners of more than 5% of our issued and outstanding common shares.

Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding on December 31, 2018
BlackRock, Inc.(1)	8,990,722	6.4%
T. Rowe Price Associates, Inc.(2)	11,374,808	8.0%
The Vanguard Group(3)	13,855,174	9.8%

(1)
Based on information filed with the SEC on Schedule 13G/A on February 4, 2019: BlackRock, Inc. reported beneficial ownership of 8,990,722 shares, sole voting power as to 7,769,879 of the shares and sole dispositive power as to 8,990,722 of the shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)
Based on the information filed with the SEC on Schedule 13G/A on February 14, 2019: T. Rowe Price Associates, Inc. reported beneficial ownership of 11,374,808 shares, sole voting power as to 4,506,691 of the shares and sole dispositive power as to 11,341,207 of the shares. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
Based on information filed with the SEC on Schedule 13G/A on February 11, 2019: (i) The Vanguard Group reported beneficial ownership of 13,855,174 shares, sole voting power as to 97,983 of the shares, shared voting power as to 48,239 of the shares, sole dispositive power as to 13,709,108 of the shares and shared dispositive power as to 146,066 of the shares, (ii) Vanguard Fiduciary Trust Company reported beneficial ownership of 53,674 shares and (iii) Vanguard Investments Australia, Ltd. reported beneficial ownership of 135,077 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

AUDIT COMMITTEE REPORT
Bunge's Audit Committee is composed of four independent directors, all of whom are financially literate. In addition, Bunge's Board has determined that each of Mr. Boilini and Mr. Winship qualifies as an "audit committee financial expert" as defined under Item 407 of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee operates under a written charter which reflects NYSE listing standards and SEC requirements regarding audit committees. A copy of the charter is available on Bunge's website at www.bunge.com.
The Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of Bunge's financial statements and related disclosures, (2) Bunge's compliance with legal and regulatory requirements, (3) Bunge's independent auditors' qualifications, independence and performance and (4) the performance of Bunge's internal audit and control functions.
Bunge's management is responsible for the preparation of its financial statements, its financial reporting process and its system of internal controls. Bunge's independent auditors are responsible for performing an audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles and for auditing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.
The Audit Committee has sole authority over the selection of Bunge’s independent auditors and manages Bunge’s relationship with its independent auditors (who report directly to the Committee). Deloitte & Touche LLP (“Deloitte”) has served as the Company’s independent auditors since 2002. Each year, the Committee evaluates the performance, qualifications and independence of the independent auditors. The Committee is also involved in the selection of the lead audit partner. The Audit Committee pre-approves all audit, audit-related services, tax services and other services provided by the independent auditor and the fees for those services pursuant to written policies and procedures.
The Audit Committee meets with management and the independent auditors periodically to consider the adequacy of Bunge’s internal controls. The Audit Committee also receives regular updates from Bunge’s internal audit function, which has unrestricted access to the Audit Committee.
The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements as of and for the year ended December 31, 2018 and Deloitte’s evaluation of Bunge’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).  In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with them their independence from Bunge and its management. The Audit Committee also considered whether the non-audit services provided by Deloitte & Touche LLP to Bunge during 2018 were compatible with their independence as auditors.
Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Bunge's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Henry W. (Jay) Winship, Chair
Vinita Bali
Enrique H. Boilini
Mark N. Zenuk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITORS' FEES
General
Our Board has recommended and asks that you appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2019 and authorize the Audit Committee of the Board to determine the independent auditors' fees. You would be acting based on the recommendation of our Audit Committee. Deloitte & Touche LLP has audited our annual financial statements since 2002. Pursuant to Bermuda law and our bye-laws, an auditor is appointed at the annual general meeting or at a subsequent general meeting in each year and shall hold office until a successor is appointed.
The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Deloitte & Touche LLP, our Board will reconsider its selection of Deloitte & Touche LLP and make a new proposal for independent auditors.
Representatives of the Deloitte Entities are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Fees
The chart below sets forth the aggregate fees for professional services rendered by the Deloitte Entities for services performed in each of 2018 and 2017, and breaks down these amounts by category of service:

	2018	2017
Audit Fees	$13,564,875	$14,698,000
Audit-Related Fees	1,394,741	329,513
Tax Fees	725,183	222,454
All Other Fees	—	—
Total	$15,684,799	$15,249,967
Audit Fees
Audit fees are fees billed for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting and the reviews of our quarterly financial statements. Additionally, audit fees include comfort letters, statutory audits, consents and other services related to SEC matters.
Audit-Related Fees
For 2018 and 2017, audit-related fees include fees for audits in conjunction with acquisitions and divestitures, statutory attestation services, work related to employee benefit plans and certain other agreed-upon procedures engagements.
Tax Fees
Tax fees in 2018 and 2017 primarily relate to tax compliance services, tax planning advice and tax due diligence. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and review amounts to be included in tax filings.
All Other Fees
No fees were paid to the Deloitte Entities in 2018 and 2017 for any other professional services.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for pre-approval of all audit services, audit-related services, tax services and other services provided by our independent auditors. Pre-approval is detailed as to particular types of services and is subject to specific fee levels. The independent auditor and management are required to periodically report to the Audit Committee regarding the services that have been provided to the Company in accordance with this pre-approval policy.
All of the services relating to the fees described in the table above were pre-approved by our Audit Committee. In making its recommendation to appoint Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2019, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP's independence.
OUR BOARD RECOMMENDS THAT, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019 AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITORS' FEES.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to the rules of the SEC, Bunge is required to provide shareholders with a non-binding advisory "say-on-pay" vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis ("CD&A"), related compensation disclosure tables and narrative disclosures that accompany the compensation disclosure tables in this proxy statement. The Board recognizes the importance of our shareholders' opportunity to cast an advisory say-on-pay vote as a means of expressing views regarding the compensation of our Named Executive Officers. In 2018, 89% of the shares voted on the say-on-pay proposal were voted "for" the proposal.
Bunge's compensation philosophy is to pay for performance, support Bunge's business goals, align the interests of management and our shareholders and offer competitive compensation arrangements to attract, retain and motivate high-caliber executives. As discussed in the CD&A, we have provided shareholders with a description of our executive compensation program, including the philosophy underpinning the program, the individual elements of the compensation program, and how our compensation program is administered. Our executive compensation program consists of elements designed to complement each other and reward achievement of short-term and long-term objectives by linking compensation to key performance metrics. We have chosen the selected metrics to align executive compensation to the achievement of strong financial performance and the creation of shareholder value. Our Compensation Committee regularly reviews our executive compensation program to ensure alignment with our business strategy and compensation philosophy. Additionally, our executive compensation program has been designed to appropriately balance risks and rewards and discourage excessive risk-taking by our executives.
For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends that shareholders vote in favor of the following advisory resolution:
"RESOLVED, that the shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S- K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this Proxy Statement."
You may vote "for" or "against" this proposal, or you may abstain from voting. Although the vote on this Proposal 3 is advisory and non-binding, the Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy for the Review and Approval of Related Person Transactions
Various policies and procedures of our Company, including our Code of Conduct, Corporate Governance Guidelines and annual questionnaires and/or certifications completed by our directors and executive officers, require disclosure of and/or otherwise identify transactions or relationships that may constitute conflicts of interest or may require disclosure under applicable SEC rules as "related person transactions" between Bunge and related persons. Our Corporate Governance and Nominations Committee has adopted a written policy for the review and approval of related person transactions. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Conduct. These transactions are also reviewed in the context of making annual independence determinations regarding directors. See "Corporate Governance - Board Independence" for further information.
Under the policy, our legal department will review all actual and proposed related person transactions presented to or identified by it and then submit any transaction in which a related person is reasonably likely to have a direct or indirect material interest to the Corporate Governance and Nominations Committee for review and approval or ratification. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominations Committee will consider all the available and relevant facts and circumstances, including, but not limited to, (a) whether the transaction was the product of fair dealing, (b) the terms of the transaction and whether similar terms would have been obtained from an arms' length transaction with a third party and (c) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are, therefore, not considered related person transactions for purposes of the policy. For purposes of the policy, the terms "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K of the SEC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and certain persons who own 10 percent or more of its common shares to report their holdings and transactions in Bunge's common shares with the SEC and to furnish Bunge with copies of the reports.
Based solely upon a review of copies of reports filed pursuant to Section 16(a) of the Exchange Act, or written representations from persons required to file such reports, we believe that all required filings were timely made in accordance with the requirements of the Exchange Act with the exception of a late Form 4 report filed for (i) Gordon Hardie on June 6, 2018 to report the withholding of 782 common shares for the payment of tax liability incident to the settlement of restricted stock units on February 28, 2018, (ii) Soren Schroder on November 8, 2018 to report the purchase of 500 common shares on November 5, 2018, and (iii) Paul Cornet de Ways-Ruart on March 7, 2019 to report the forfeiture of 1,949 restricted stock units in connection with his resignation from the Board of Directors as of March 4, 2019.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be considered for inclusion in Bunge's proxy statement for the Company's Annual General Meeting of Shareholders in 2020 (the "2020 Annual General Meeting"), presently anticipated to be held on May 21, 2020, shareholder proposals must be received by Bunge no later than December 12, 2019. In order to be included in Bunge sponsored proxy materials, shareholder proposals will need to comply with the SEC's Rule 14a-8. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to Bunge's Secretary at Bunge Limited, 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Secretary.

Shareholders may also make proposals that are not intended to be included in Bunge's proxy statement for the 2020 Annual General Meeting pursuant to our bye-laws. Nomination of candidates for election to the Board or other business may be proposed to be brought before the 2020 Annual General Meeting by any person who is a registered shareholder on the date of the giving of the notice of such proposals and on the record date for the determination of shareholders entitled to receive notice of and vote at the 2020 Annual General Meeting. Notice must be given in writing and in proper form in accordance with our bye-laws to the Secretary of Bunge at Bunge's registered office at Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a copy to us at 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Secretary, not later than December 12, 2019.
In addition, shareholders may submit proposals on matters appropriate for shareholder action at the Annual General Meeting of Shareholders in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit such a proposal, either at least 100 shareholders or any number of shareholders who represent at least 5% of the total voting rights of our voting shares must notify us in writing of their intent to submit a proposal. In accordance with Bermuda law, any such shareholder proposal to be voted on at the 2020 Annual General Meeting and at future annual general meetings must be received by us no later than six weeks prior to the annual general meeting date. Please deliver any such proposal to Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary, with a copy to us at 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Secretary.

DIRECTIONS TO ANNUAL GENERAL MEETING
The Annual General Meeting will be held at 10:00 am, Eastern Time, on May 23, 2019 at the Sofitel Hotel, 45 West 44th Street, New York City. The telephone number is (212) 354-8844 and the fax number is (212) 354-2480.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS
A copy of our 2018 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, is enclosed with these proxy materials. Our Annual Report on Form 10-K is also available to shareholders free of charge on our website at www.bunge.com under the captions "Investors — SEC Filings" or by writing to us at 50 Main Street, White Plains, New York 10606, U.S.A., Attention: Investor Relations.

OTHER MATTERS
We know of no other business that will be brought before the Annual General Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.
By order of the Board of Directors.

Carla L. Heiss Secretary
April 10, 2019

APPENDIX A — CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE
In order to qualify as independent, the Board must determine that a director has no material relationship with Bunge.
(1)           A director will not be independent if:

•	the director was employed by Bunge or an immediate family member of the director was an executive officer of Bunge within the preceding three years,

•
(i) the director is a current partner or employee of a firm that is Bunge's external auditor; (ii) the director has an immediate family member who is a current partner of such firm; (iii) the director has an immediate family member who is a current employee of such firm and personally works on Bunge's audit; or (iv) the director or the director's immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Bunge's audit within that time,

•
a present executive officer of Bunge serves or served on the compensation committee of the Board of directors of a company which employed the director or which employed an immediate family member of the director as an executive officer within the preceding three years,

•
the director or the director's immediate family member received, during any 12-month period within the preceding three years, more than $120,000 per year in direct compensation from Bunge other than director and committee fees and pension or other forms of deferred compensation for prior service, provided that such compensation is not contingent on continued service, or

•
the director is a current employee, or the director's immediate family member is a current executive officer, of another company and the other company made payments to, or received payments from, Bunge for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

(2)           In addition, in order to assist it in determining what constitutes a material relationship, the Board has adopted the following categorical standards for relationships that, subject to paragraph (1) above, will not be deemed to impair a director's independence:

•
the director or the director's immediate family member is a director or executive officer of, or employed by, another company that sells to or purchases from Bunge agricultural commodity, fertilizer or other products or services in the ordinary course of business, provided that such transactions are on arm's length terms,

•
the director or the director's immediate family member holds a beneficial interest in an enterprise which sells to or purchases from Bunge agricultural commodity, fertilizer or other products or services in the ordinary course of business, provided that such transactions are on arm's length terms,

•
the director or the director's immediate family member serves as an officer, director or trustee of a charitable, educational or other not-for-profit organization, and Bunge's donations to the organization or commercial relationships with the organization, as the case may be, are less than the greater of $1 million or 2% of that organization's annual gross revenues, and

•	transactions or relationships that ended prior to the beginning of Bunge's most recently completed three-year fiscal period.
For purposes of these standards, immediate family members include a director's spouse, parents, children, siblings, mothers- and fathers-in- law, sons- and daughters-in-law, brothers- and sisters-in- law, and anyone (other than domestic employees) who shares the director's home. However, when applying the three-year look back provisions in the categories set forth above, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated are not included.
For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the above independence standards. The Board's determination of each director's independence will be disclosed annually in Bunge's proxy statement.

A-1

BUNGE LIMITED
50 MAIN STREET, 6TH FLOOR
WHITE PLAINS, NY 10606

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BUNGE LIMITED

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Vinita Bali	☐	☐	☐
1b. Carol M. Browner	☐	☐	☐
1c. Andrew Ferrier	☐	☐	☐
1d. Paul Fribourg	☐	☐	☐
1e. J. Erik Fyrwald	☐	☐	☐
1f. Gregory A. Heckman	☐	☐	☐
1g. Kathleen Hyle	☐	☐	☐
1h. John E. McGlade	☐	☐	☐
1i. Henry W. Winship	☐	☐	☐
1j. Mark N. Zenuk	☐	☐	☐

	For	Against	Abstain
2. To appoint Deloitte & Touche LLP as Bunge Limited's independent auditors for the fiscal year ending December 31, 2019 and to authorize the audit committee of the Board of Directors to determine the independent auditors' fees.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

NOTE: For any other matter properly coming before the Annual General Meeting of Shareholders, this proxy will be voted at the discretion of the proxy holder.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Admission Ticket
2019 Annual General Meeting of
Shareholders of
Bunge Limited
May 23, 2019
10:00 AM, Eastern Time
Sofitel Hotel
45 West 44th Street
New York, NY

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E71187-P17602-Z74032

BUNGE LIMITED
Annual General Meeting of Shareholders
May 23, 2019 10:00 AM
This proxy is solicited on behalf of the Board of Directors of Bunge Limited

The shareholder(s) hereby appoint(s) Gregory A. Heckman, Thomas M. Boehlert, Carla L. Heiss or David G. Kabbes, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of BUNGE LIMITED that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, Eastern Time on May 23, 2019, at the Sofitel Hotel, 45 West 44th Street, New York, NY, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side